                                                                     EXHIBIT 2.1

                                                                          DENVER





                             CONTRIBUTION AGREEMENT

                         dated as of September 16, 1996

                                     among

                   DENVER DOWNTOWN RESIDENCE ASSOCIATES, L.P.
                          a Kansas limited partnership

                                as Contributor,


                      INNKEEPERS USA LIMITED PARTNERSHIP,
                        a Virginia limited partnership,

                                  as Acquiror,

                                      and


                            INNKEEPERS USA TRUST,
                    a Maryland real estate investment trust,



                             in connection with the


                          DOWNTOWN RESIDENCE INN HOTEL
                                DENVER, COLORADO

                               TABLE OF CONTENTS


ARTICLE I
                         DEFINITIONS; RULES OF CONSTRUCTION   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1          Definitions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2          Rules of Construction   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE II
                         CONTRIBUTION AND ACQUISITION; DEPOSIT;
                         PAYMENT OF CONTRIBUTION CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.1          Contribution and Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.2          Deposit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.3          Study Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.4          Payment of Contribution Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.5          Allocation of Contribution Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.6          Determination of Number of Preferred Partnership Units  . . . . . . . . . . . . . . . . . . . .  17
         2.7          Pay Off Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         2.8          Authorization and Reservation of Common Shares  . . . . . . . . . . . . . . . . . . . . . . . .  18
         2.9          Contributor's Study Period.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE III
         CONTRIBUTOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.1          Organization and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.2          Authorization and Execution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.3          Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.4          No Special Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.5          Compliance with Existing Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.6          Operating Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         3.7          Warranties and Guaranties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.8          Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.9          Condemnation Proceedings; Roadways  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         3.10         Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.11         Labor Disputes and Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.12         Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         3.13         Organizational Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.14         Operation of Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         3.15         Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.16         Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.17         Title to Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.18         Zoning  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         3.19         Historical Districts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.20         Brokerage Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.21         Hazardous Substances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.22         Room Furnishings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.23         Franchisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         3.24         Liquor License  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

         3.25         Independent Audit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.26         Sufficiency of Certain Items  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.27         Additional Representations and Warranties   . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.28         Securities Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.29         Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.30         No Misrepresentations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.31         Tax Opinion Representations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         3.32         Mortgage Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.33         Capital Expenditure Reserve   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         3.34         Updating of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE IV
                      REPRESENTATIONS, WARRANTIES AND COVENANTS
                                                   OF ACQUIROR AND REIT . . . . . . . . . . . . . . . . . . . . . . .  30
         4.1          Organization and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         4.2          Authorization and Execution   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.3          Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.4          Compliance with Existing Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         4.5          Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.6          Labor Disputes and Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         4.7          Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.8          Title to Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.9          Zoning  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.10         Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         4.11         Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.12         Bankruptcy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.13         Brokerage Commission  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.14         Hazardous Substances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.15         Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         4.16         Organizational Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.17         Options, Warrants, and Other Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.18         Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         4.19         No Misrepresentations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.20         Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.21         Common Shares and Redemption Shares   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         4.22         Tax Consequences to Contributor and its Partners  . . . . . . . . . . . . . . . . . . . . . . .  36
         4.23         Updating of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE V
                        CONDITIONS AND ADDITIONAL COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.1          Acquiror's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         5.2          Contributor's Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE VI
                                                         CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.1          Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         6.2          Contributor's Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         6.3          Acquiror's Deliveries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         6.4          Closing Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
         6.5          Income and Expense Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE VII
                                                  POST CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . .  49
         7.1          Taxable Sale of Real Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         7.2          Maintaining Debt Levels   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         7.3          Guaranty of Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.4          Tax Elections   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.5          Re-election of Board Member   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.6          Timely Filing of SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.7          Book Capital Accounts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.8          Release of Mortgage Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.9          Contributor's Financing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.10         Preferred Partnership Units   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

ARTICLE VIII
                                                CONDEMNATION; RISK OF LOSS  . . . . . . . . . . . . . . . . . . . . .  53
         8.1          Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         8.2          Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

ARTICLE IX
                      LIABILITY OF ACQUIROR; INDEMNIFICATION; TERMINATION RIGHTS  . . . . . . . . . . . . . . . . . .  54
         9.1          Liability of Acquiror   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.2          Indemnification by Contributor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         9.3          General Indemnification by Acquiror   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.4          Tax Indemnification by Acquiror   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         9.5          Termination by Acquiror   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         9.6          Termination by Contributor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57

ARTICLE X
                                                 MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . .  58
         10.1         Completeness; Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         10.2         Taking Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         10.3         Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         10.4         Days  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         10.5         Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.6         Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.7         Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.8         Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         10.9         Incorporation by Reference  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         10.10        Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  60
         10.11        Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         10.12        Time of Essence   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         10.13        Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

                                LIST OF EXHIBITS

         Exhibit A         -    Land

         Exhibit B         -    Operating Agreements

         Exhibit C         -    Contributor's Organizational Documents

         Exhibit D         -    Mortgage

         Exhibit E         -    Mortgage Note

         Exhibit F         -    Authorized Capital Expenditures

         Exhibit G         -    Title Policy Exceptions

                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT, dated as of the 16th day of September, 1996, among DENVER DOWNTOWN RESIDENCE ASSOCIATES, L.P., a Kansas limited partnership (the "Contributor"), INNKEEPERS USA LIMITED PARTNERSHIP, a Virginia limited partnership (the "Acquiror"), and INNKEEPERS USA TRUST, a Maryland Real Estate Investment Trust ("REIT") (REIT and Acquiror, collectively, "Innkeepers"), provides:


                                   ARTICLE I
                       DEFINITIONS; RULES OF CONSTRUCTION

         1.1 Definitions. The following terms shall have the indicated meanings:

                   "Acquiror's Knowledge" shall mean the actual knowledge of Jeffrey H. Fisher, Frederic Shaw, and David Bulger.

                   "Acquiror's Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Acquiror, as amended by the First Amendment to the Amended and Restated Agreement of Limited Partnership.

                   "Acquiror's Second Amended Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of the Acquiror which authorizes the issuance of the Preferred Partnership Units, the preferences and terms thereof, and the conversion and redemption privileges, in the form of Item 1 to the Master Addendum.

                   "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code

(as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

                   "Affiliate" shall mean any individual, corporation, general or limited partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, or other entity, or any government, agency or political subdivision thereof (each such entity, a "person") that, directly or indirectly, controls or is controlled by or is under common control with Acquiror, any other person that owns, beneficially, directly or indirectly, five percent or more of the outstanding capital stock, shares or equity interests of Acquiror, or any officer, director, employee, partner or trustee of Acquiror or any person controlling, controlled by or under common control with Acquiror (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to Acquiror, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of Acquiror, through the ownership of voting securities, partnership interests or other equity interests.

                   "Approved Investors" shall mean the Contributor and the partners of the Contributor who meet the "Accredited Investor" qualifications set forth in Rule 501(a) of Regulation D of the Securities Act, and who have provided the Representation Letter in the Study Period.

                   "Assignment and Assumption Agreement" shall mean that certain assignment and assumption agreement whereby the Contributor (a) assigns and the Acquiror (or its designee) assumes the Operating Agreements that have not been canceled at Acquiror's request and (b) assigns all of the Contributor's right, title and interest in and to the Intangible Personal Property, to the extent assignable to the Acquiror (or its designee).

                   "Authorizations" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Property or any part thereof.

                   "Bill of Sale [Inventory]" shall mean that certain bill of sale conveying title to the Inventory to the Acquiror's property manager, lessee or designee.

                   "Bill of Sale [Personal Property]" shall mean that certain bill of sale conveying title to the Tangible Personal Property, Intangible Personal Property (other than Authorizations related to the operation and use of the Property, general intangibles, business records and share of the Tray Ledger, which all shall be conveyed to Acquiror's designee) and the Reservation System from the Contributor to the Acquiror.

                   "Closing" shall mean the Closing of the contribution of the Property pursuant to this Agreement.

                   "Closing Date" shall mean the date on which the Closing occurs.

                   "Closing Documents" shall mean the documents required to be delivered on the Closing Date by Acquiror pursuant to Section 6.3 and the Contributor pursuant to Section 6.2.

                   "Code" shall mean the Internal Revenue Code of 1986, as amended. References to particular sections or provisions of the Code shall include any successor sections or provisions.

                   "Common Partnership Units" shall mean the common partnership units in the Acquiror.

                   "Contribution Consideration" shall mean $9,776,629, payable in the manner described in Article II.

                   "Contributor Material Adverse Effect" shall have the meaning ascribed to that term in Section 3.1.


                   "Contributor's Financial Information" shall mean the financial information delivered by Contributor to Acquiror consisting of the Manager-prepared Property Income Statement and Property Balance Sheets for the year 1993, and for each four-week period ending on a Friday in 1994, 1995, and 1996 to date.

                   "Contributor's Knowledge" shall mean the actual knowledge of Jack DeBoer and Greg Kossover, provided, however, that except as otherwise set forth in this Agreement, the knowledge or actions of Marriott International, Inc. and Residence Inn by Marriott, Inc., as franchisor or manager, shall not be imputed or attributed to Contributor.

                   "Contributor's Organizational Documents" shall mean the current Partnership Agreement and Certificate of Limited Partnership of the Contributor, true and correct copies of which are attached hereto as Exhibit C.

                   "Contributor's Study Period" shall have the meaning ascribed to that term in Section 2.9.

                   "DeBoer Affiliated Partnerships" shall mean the seven (7) partnerships commonly controlled by Jack P. DeBoer which own and are contributing to the Acquiror pursuant to this Agreement and the Other Contribution Agreements, seven (7) Residence Inn Hotels (Denver Downtown Residence Associates, L.P.; East Lansing Residence Associates; Kentwood Residence Associates; Oakmead Residence Associates, L.P.; San Mateo Residence Associates, L.P.; Sunnyvale Residence Associates, L.P.; and Wichita East Residence Associates, L.P.).

                   "Deed" shall mean that certain deed conveying title to the Real Property with limited warranty from the Contributor to the Acquiror, subject only to Permitted Title Exceptions. The description of the Land in the Deed shall be by courses and distances and, if there is a discrepancy between the description of the Land attached hereto as Exhibit A and the description of the Land as shown on the Survey, the description of the Land in the Deed shall be identical to the description shown on the Survey.

                   "Deposit" shall mean all amounts deposited from time to time with the Escrow Agent by the Acquiror pursuant to Section 2.2, plus all interest accrued thereon. The Deposit shall be invested by the Escrow Agent in a manner acceptable to the Contributor and the Acquiror and shall be held and disbursed by the Escrow Agent in strict accordance with the terms and provisions of this Agreement.

                   "Emergency Expenditures" Expenditures required to take necessary or appropriate actions to respond to Emergency Situations.

                   "Emergency Situations" Fire, any other casualty, or any other events, circumstances or conditions which threaten the safety or physical well-being of the Property's guests or employees or which involve the risk of material property damage or material loss to the Property.

                   "Escrow Agent" shall mean Tri-State Commercial Closings, Inc.

                   "Final Determination" shall have the meaning ascribed to that term in Section 9.4(a).

                   "First Closing" shall mean the first closing of the contribution of a Residence Inn hotel to occur pursuant to this Agreement or any Other Contribution Agreement.

                   "FIRPTA Certificate" shall mean the affidavit of the Contributor under Section 1445 of the Code certifying that the Contributor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the regulations thereunder), in form and substance satisfactory to the Acquiror.

                   "Franchise" shall mean the license from the Franchisor to operate the Property as a Residence Inn by Marriott.

                   "Franchisor" shall mean Marriott International, Inc., the issuer of the Residence Inn by Marriott franchise owned by the Contributor.

                   "GAAP" shall mean generally accepted accounting principles consistently applied as promulgated by the Financial Accounting Standards Board and, as to Innkeepers, the SEC pursuant to Regulation S-X.

                   "Guarantors" shall mean the Contributor and those of its general and limited partners electing to sign the Guaranty Agreement.

                   "Guaranty Agreement" shall mean the Guaranty Agreement in the form of Item 3 of the Master Addendum which provides for the guarantee under certain circumstances of the Acquiror's (or its affiliate's) debt which Contributor and its partners may elect to execute on the Closing Date.

                   "Hazardous Substances" shall mean any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials is either: (1) potentially injurious to the public health, safety or welfare, the environment or the Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any governmental agency, or (3) a basis for liability of the owner of the Property to any governmental agency or third party, and Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil, or any products, by-products or components thereof, and asbestos.

                   "Hotel" shall mean the 156-room hotel and related amenities located on the Land.

                   "Improvements" shall mean the Hotel and all other buildings, improvements, fixtures and other items of real estate located on the Land.

                   "Indemnifiable Claim" shall have the meaning ascribed to that term in Section 9.4(a).

                   "Indemnitees" shall have the meaning ascribed to that term in Section 9.4(a).

                   "Innkeepers Financial Statements" shall mean the consolidated financial statements of Innkeepers for the calendar years ended December 31, 1994 and December 31, 1995, and for the quarterly periods ended March 31, 1996 and June 30, 1996 and such other financial statements delivered after the date hereof as provided in Section 4.7 hereof.

                   "Innkeepers Hotel Properties" shall mean the hotels owned by the REIT or any partnership in which it or any wholly-owned subsidiary is the general partner and which are leased to an Innkeepers Lessee.

                   "Innkeepers Lease" shall mean a lease between the Acquiror or an affiliated partnership and an Innkeepers Lessee with respect to the operation of Innkeepers Hotel Properties.

                   "Innkeepers Lessees" shall mean JF Hotel, Inc., a Virginia corporation, and JF Hotel II, Inc., a Virginia corporation.

                   "Innkeepers Property Owning Partnerships" shall mean the Acquiror, Innkeepers Financing Partnership, L.P., a Virginia limited partnership, and Innkeepers Financing Partnership II, L.P., a Virginia limited partnership.

                   "Insurance Policies" shall mean all policies of insurance relating to the Property, or any portion thereof.

                   "Intangible Personal Property" shall mean all intangible personal property owned or possessed by the Contributor and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Property, including, without limitation, the right to use the trade name "Residence Inn" (but only to the extent Contributor may assign such right), the Authorizations, general intangibles, business records relating to the Property, plans and specifications, surveys and title insurance policies pertaining to the Real Property and the Personal Property, all licenses, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Property, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, and the share of the Tray Ledger determined under Section 6.5, excluding (a) any of the aforesaid rights the Acquiror elects not to acquire, (b) the Contributor's replacement reserves,
(c) deposits, working capital, marketable securities, escrows, prepaid items, the Contributor's cash on hand, in bank accounts and invested with financial institutions, and (d) accounts receivable except for the above described share of the Tray Ledger.

                   "Interested Party" shall have the meaning ascribed to that term in Section 9.4(c).

                   "Inventory" shall mean all "inventories" including all inventories of merchandise and inventories of supplies (as such terms are used in the Uniform System of Accounts for Hotels [8th

Revised Edition, 1986] as published by the Hotel Association of New York City, Inc., as the same may be revised) and similar consumable supplies.

                   "IRS" shall mean the Internal Revenue Service.

                   "JF Hotel Financial Statements" shall mean the combined financial statements of the Innkeepers Lessees for the calendar years 1994 and 1995, and for the quarterly periods ended March 31, 1996 and June 30, 1996 and such other financial statements delivered after the date hereof as provided in
Section 4.7 hereof.

                   "Land" shall mean that certain parcel of real estate lying and being in Denver, Colorado, as more particularly described on Exhibit A attached hereto, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of the Contributor therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

                   "Manager" shall mean Residence Inn by Marriott, Inc.

                   "Master Addendum" shall mean the Master Addendum, dated as of the date hereof, executed by the DeBoer Affiliated Partnerships, and the Acquiror, which is incorporated herein by reference and made a part of this Agreement, which addendum contains documents that have also been incorporated as part of the Other Contribution Agreements.

                   "Marriott" shall mean Marriott International, Inc. and the Manager.

                   "Marriott's Knowledge" shall mean the actual knowledge of David Grissen, Kevin Kimball and the property manager at the Property.

                   "Marriott Management Agreement" shall mean the contract for the management of the Hotel between the Contributor and the Manager.

                   "Mortgage" shall mean that certain Deed of Trust, dated January 31, 1986, by the Contributor to Coast Federal Savings and Loan Association, recorded on Register No. 02367 of the Clerk and Recorder of Denver County, Colorado, as subsequently modified by the First and Second Modifications thereto. A complete and correct copy of the Mortgage is attached hereto as Exhibit D.

                   "Mortgage Documents" shall mean collectively the Mortgage Note, the Mortgage and all other documents executed or delivered in connection therewith, including all modifications thereto.

                   "Mortgage Note" shall mean that certain Restated Promissory Note, dated June 1, 1991, in the original principal sum of $8,750,000 made by the Contributor and payable to the order of Coast Federal Savings & Loan. A true and complete copy of the Mortgage Note is attached hereto as Exhibit E. The outstanding principal balance of the Mortgage Note, as of the date hereof, is approximately, and in any event not greater than $6,830,000.

                   "Mortgagee" shall mean the holder of the Mortgage Note.

                   "Operating Agreements" shall mean the management agreements, service contracts and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Property, excluding the Franchise. All of the Operating Agreements in force and effect as of the date hereof are listed on Exhibit B attached hereto.

                   "Other Contribution Agreements" shall mean the six other Contribution Agreements, each between Acquiror and a DeBoer Affiliated Partnership, for the contribution by Contributor and the acquisition by Acquiror of a Residence Inn By Marriott.

                   "Owner's Title Policy" shall mean an owner's policy of title insurance issued to the Acquiror by the Title Company, pursuant to which the Title Company insures the Acquiror's ownership of fee simple title to the Real Property (including the marketability thereof) subject only to Permitted Title Exceptions. The Owner's Title Policy shall insure the Acquiror in the amount of the Contribution Consideration and shall be acceptable in form and substance to the Acquiror. The description of the Land in the Owner's Title Policy shall be by courses and distances and shall be identical to the description shown on the Survey.

                   "Partner" for purposes of Section 9.4 only, shall have the meaning ascribed to that term in Section 9.4(a).

                   "Pay Off Loan" shall have the meaning ascribed to that term in Section 2.7.

                   "Permitted Title Exceptions" shall mean those exceptions to title to the Real Property that are satisfactory to the Acquiror as determined pursuant to Section 2.3(f) and those exceptions to title in Contributor's existing title insurance policy which are set forth on Exhibit G.

                   "Personal Property" shall mean the Tangible Personal Property and the Intangible Personal Property.

                   "Preferred Partnership Units" shall mean the preferred partnership units of Acquiror issued to Contributor as part of the Contribution Consideration, and as described and defined in the Acquiror's Second Amended Partnership Agreement.

                   "Property" shall mean collectively the Real Property, the Inventory, the Tangible Personal Property and the Intangible Personal Property.

                   "Property Improvement Plan" or "PIP" shall mean the requirements established by the Franchisor for the Property as a condition of the transfer of the Franchise.

                   "Real Property" shall mean the Land and the Improvements.

                   "Redemption and Registration Rights Agreement" shall mean the Redemption and Registration Rights Agreement in the form of Item 2 to the Master Addendum which provides the holders of Preferred Partnership Units with certain redemption and registration rights.

                   "Redemption Shares" shall mean all of the shares of the REIT which are to be issued to a Unit Holder upon conversion of the Preferred Partnership Units or Common Partnership Units directly or indirectly into REIT Shares pursuant to the Acquiror's Second Amended Partnership Agreement.

                   "REIT" shall mean Innkeepers USA Trust, a Maryland real estate investment trust.

                   "REIT Shares" shall mean common shares of beneficial interest of the REIT, par value $0.01 per share.

                   "Representation Letter" shall mean a representation letter in the form of Item 4 of the Master Addendum.

                   "Required Indebtedness" shall have the meaning ascribed to that term in Section 7.2.

                   "Reservation System" shall mean the Contributor's Reservation Terminal and Reservation System equipment and software, if any.

                   "SEC" shall mean the Securities and Exchange Commission.

                   "SEC Filings" shall mean all filings made with the SEC by the REIT from and after the initial Registration Statement filed in connection with its initial public offering to the Closing Date.
                   "Securities Act" shall mean the Securities Act of 1933, as amended.

                   "Stepped-Up Basis Units" shall have the meaning ascribed to that term in Section 7.2.

                   "Study Period" shall mean the period commencing at 9:00 a.m. on the date hereof, and continuing through 5:00 p.m. E.D.T. on the date that is thirty (30) days from the date hereof. Acquiror shall have the right to extend the Study Period for an additional period of ten (10) days or such additional time period as Acquiror may deem reasonably necessary up to December 31, 1996, upon notice to Contributor, for purposes of (i) completing financial audits commenced during the thirty (30) day period, and (ii) investigating any environmental or structural problems uncovered during the thirty (30) day period.

                   "Survey" shall mean the survey prepared pursuant to Section 5.1(d).

                   "Tangible Personal Property" shall mean the items of tangible personal property consisting of all furniture, fixtures and equipment situated on, attached to, or used in the operation of the Hotel (excluding all Franchisor signage used thereon), and all furniture, furnishings, equipment, machinery, and other personal property of every kind located on or used in the operation of the Hotel and owned by the Contributor; provided, however, that the Acquiror agrees that, all Inventory shall be conveyed to the Acquiror's designee.

                   "Title Commitment" shall mean the commitment by the Title Company to issue the Owner's Title Policy.

                   "Title Company" shall mean Tri-State Commercial Closings,
Inc.

                   "Transfer" for purposes of Section 3.31 only, shall have the meaning ascribed to that term in Section 3.31(b).

                   "Tray Ledger" shall mean the final night's room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be retained by the Contributor), including any sales taxes, room taxes or other taxes thereon.

                   "Unit Holder" shall mean a person holding Preferred Partnership Units or Common Partnership Units which were issued in connection with this transaction or were issued on conversion of Preferred Partnership Units issued in this transaction, to the Contributor, its partners, or a permitted transferee of such person.

                   "Utilities" shall mean public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Property as a hotel.

         1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                   (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                   (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

                   (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                   (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.


                                   ARTICLE II
                     CONTRIBUTION AND ACQUISITION; DEPOSIT;
                     PAYMENT OF CONTRIBUTION CONSIDERATION

         2.1 Contribution and Acquisition. The Contributor agrees to contribute and the Acquiror agrees to acquire the Property for the Contribution Consideration and in accordance with the other terms and conditions set forth herein.

         2.2 Deposit. The Acquiror shall make on the date hereof an initial cash deposit of Forty-Four Thousand Five Hundred and 00/100 Dollars $44,500.00 with the Escrow Agent (the "Deposit"). The Deposit, plus all interest that accrues thereon, less expenses incurred pursuant to Section 6.4 and allocable to this Agreement in the same ratio that the Deposit bears to the aggregate of all deposits under this Agreement and the Other Contribution Agreements ($500,000.00), shall be returned to Acquiror if Acquiror, prior to the end of the Study Period, notifies the Contributor in writing, pursuant to
Section 2.3, that the Acquiror elects not to proceed to Closing. If Acquiror fails to give such notice timely, the Deposit, less expenses incurred pursuant to Section 6.4, shall be (a) applied at the Closing against the Contribution Consideration, (b) returned to the Acquiror pursuant to Section 9.5, or (c) paid to the Contributor pursuant to Section 9.6. All interest on the Deposit shall accrue in favor of the Acquiror.

         2.3 Study Period. (a) The Acquiror shall have the right, until the end of the Study Period (and thereafter if the Acquiror does not notify the Contributor that the Acquiror has elected to terminate this Agreement in the manner described below) to enter upon the Real Property during normal business hours with reasonable notice and Contributor's permission, which permission shall not be unreasonably withheld, conditioned or delayed, and to perform, at the Acquiror's expense, such economic, surveying, engineering, environmental, topographic and marketing tests, studies and investigations as the Acquiror may deem appropriate.

                   (b) If such tests, studies, investigations and audits reveal (i) material structural or environmental problems, or (ii) material discrepancies in the financial statements, the Acquiror may elect not to proceed to Closing and shall so notify the Contributor prior to the expiration of the Study Period. If the

Acquiror notifies the Contributor, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing for one or more of the reasons set forth in this Section 2.3(b), this Agreement automatically shall terminate, the Deposit shall be returned to the Acquiror and upon return of the Deposit, the Acquiror shall be released from any further liability or obligation under this Agreement; provided, however, that if the Acquiror determines not to proceed to Closing because of a material structural problem, the Acquiror shall provide the Contributor with the written report from a structural engineer describing the structural problem and the Contributor shall have the right to cure such structural problem within thirty (30) days to the satisfaction of Acquiror, and the Closing shall be extended to the last day of the Marriott accounting period immediately after the date of Closing set forth in Section 6.1, as such date may have otherwise been extended.

                   (c) If such tests, studies and investigations do not warrant, in the Acquiror's sole, absolute and unreviewable discretion, the acquisition of the Property for any reason not set forth in Section 2.3(b) or 2.3(f), the Acquiror may elect not to proceed to Closing and shall so notify the Contributor prior to the expiration of the Study Period. If the Acquiror notifies the Contributor, in writing, prior to the expiration of the Study Period that it has determined not to proceed to Closing pursuant to this
Section 2.3(c), this Agreement and each of the Other Contribution Agreements shall automatically terminate, the Deposit shall be returned to the Acquiror as provided in Section 2.2 and upon return of the Deposit, the Acquiror shall be released from all further liability and obligations, if any, under this Agreement and the Other Contribution Agreements.

                   (d) During the Study Period, the Contributor shall make available to the Acquiror, its agents, auditors, engineers, attorneys and other designees, for inspection, copies of all existing architectural and engineering studies, surveys, title insurance policies, zoning and site plan materials, correspondence and other related materials or information if any, relating to the Property which are in, or come into, the Contributor's possession or control.

                   (e) The Acquiror shall indemnify and defend the Contributor against any costs, loss, damage, claim, or expense (including reasonable costs and attorneys fees) arising from entry upon the Real Property by the Acquiror or any agents, contractors or employees of the Acquiror. The indemnity contained in this

Section 2.3(e) shall not be subject to the survival limitation set forth in
Section 10.10(b)(i) nor shall the indemnity be subject to the $500,000 floor set forth in Section 9.3.

                   (f) During the Study Period, the Acquiror, at its expense, shall cause an examination of title to the Property to be made and shall promptly order the Title Commitment and the Survey, and, prior to the expiration of the Study Period, shall notify the Contributor of any defects in title (other than Permitted Title Exceptions) shown by such examination that the Acquiror is unwilling to accept. Within seven (7) business days after such notification, the Contributor shall notify the Acquiror whether the Contributor is willing to attempt to cure such defects. If the Contributor is willing to attempt to cure such defects, the Contributor shall act promptly and diligently to cure such defects at its expense, and, in any event, shall cure such defects prior to Closing. If such defects consist of deeds of trust, mechanics' liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum, the Contributor shall pay and discharge (and the Escrow Agent is authorized to pay and discharge at Closing) such defects at Closing. If the Contributor is unwilling or unable to cure any other such defects by Closing, the Acquiror shall elect (1) to waive such defects and proceed to Closing without any abatement in the Contribution Consideration or (2) to terminate this Agreement and receive a full refund of the Deposit. The Contributor shall not, after the date of this Agreement, knowingly subject the Property to any liens, encumbrances, covenants, conditions, restrictions, easements or other title matters or seek any zoning changes or take any other action which may affect or modify the status of title without the Acquiror's prior written consent. All title matters revealed by the Acquiror's title examination and not objected to by the Acquiror as provided above shall be deemed Permitted Title Exceptions. If Acquiror shall fail to examine title and notify the Contributor of any such title objections by the end of the Study Period, all such title exceptions (other than those rendering title unmarketable and those that are to be paid at Closing as provided above) shall be deemed Permitted Title Exceptions.

                   (g) The Contributor shall have the right, until the end of the Study Period, to terminate this Agreement and all (but not fewer than all) Other Contribution Agreements, if the REIT's closing share price on any day in the Study Period is less than $9.00 by delivery to Acquiror of written notice within the earlier of (i) five (5) days after such date or (ii) the end of the Study Period. In the event Contributor so terminates this Agreement (and all Other Contribution Agreements), Acquiror shall pay Contributor's costs incurred up to the date of said termination as determined by and subject to the limitations set forth in Section 6.4(c).

         2.4 Payment of Contribution Consideration. The Contribution Consideration shall be paid to the Contributor in the following manner:

                   (a) The Acquiror shall receive a credit against the Contribution Consideration in an amount equal to the Deposit to the extent that any cash is required to be paid to the Contributor; otherwise the Deposit shall be returned to the Acquiror, together with any interest accrued thereon.

                   (b) The balance of the Contribution Consideration shall be paid as follows:

                          (i)     The Acquiror shall take the Property subject
to existing indebtedness evidenced by the Mortgage and Mortgage Note and the Acquiror shall receive a credit against the Contribution Consideration in an amount equal to the principal balance of the Mortgage Note which the Mortgage secures, plus all accrued interest to the Closing Date plus any prepayment premium and any other incidental charges incurred by the Acquiror and required by the mortgagee in connection with the transactions contemplated by this Agreement. In addition, the Acquiror shall be charged and the Contributor shall be paid for the amount of the sums being held in escrow by the mortgagee (as confirmed by the mortgagee) and being assigned and transferred to the Acquiror.

                          (ii)    The Acquiror shall pay the balance of the
Contribution Consideration in the form of Preferred Partnership Units, all as more particularly described in Section 2.6. Upon receipt of the Preferred Partnership Units, the Contributor shall become a limited partner of the Acquiror and shall execute the Acquiror's Second Amended Partnership Agreement.

                   (c) The Acquiror shall pay the closing costs at Closing by making a wire transfer of immediately available federal funds to the account of the Contributor or other applicable party as specified in writing by the Contributor. Innkeepers shall cause JF Hotel, Inc. (or its Affiliate) to enter into a separate agreement with Contributor, for JF Hotel, Inc. (or its Affiliate) to purchase from the Contributor its current assets, except for cash, net of its current liabilities.

         The parties agree that, to the extent that the Contributor receives Preferred Partnership Units, the transfer of the Property to the Acquiror shall be treated for federal income tax purposes as a contribution of the Property in exchange for a partnership interest in the Acquiror that qualifies as a tax-free contribution under Section 721 of the Code.

         2.5 Allocation of Contribution Consideration. The parties agree that the Contribution Consideration shall be allocated 5% to the Tangible Personal Property, and the balance to the Land and to the Improvements as the parties may agree. The Acquiror and the Contributor agree to use the allocation of Contribution Consideration in this Section 2.5 to complete IRS Form 8594, if such form is required to be filed by the Acquiror and the Contributor.

         2.6 Determination of Number of Preferred Partnership Units. For purposes of determining the number of Preferred Partnership Units to be delivered by the Acquiror at the Closing, each Preferred Partnership Unit shall be deemed to have a value equal to $11.00. The Contributor shall receive certificates at the Closing representing the number of Preferred Partnership Units. The certificates evidencing the Preferred Partnership Units will bear appropriate legends indicating (a) that the Preferred Partnership Units have not been registered under the Securities Act, and (b) that the Acquiror's Second Amended Partnership Agreement restricts the transfer of Preferred Partnership Units. The Preferred Partnership Units shall carry an income and distribution preference, shall be convertible into Common Partnership Units which are subject to redemption and conversion into REIT common shares, shall have a liquidation preference and such other characteristics all as more fully described in the Acquiror's Second Amended Partnership Agreement.

         2.7 Pay Off Loan. If Manager does not release the capital expenditure reserve held by Manager on behalf of Contributor with respect to this Hotel at Closing, Acquiror agrees to finance Contributor's payoff of all items creating liens or encumbrances on any of the Personal Property or Inventory, capital leases and for the termination of any Operating Agreements for which Acquiror has requested Contributor to terminate, up to an amount equal to the lesser of (i) the unreleased balance of such capital expenditure reserve or (ii) $150,000 (the "Pay Off Loan"). Acquiror's receipt of evidence reasonably satisfactory to it that Manager has not released reserves of a specified amount is a condition precedent to Acquiror's obligation to advance the Pay Off Loan. The proceeds of the Pay Off Loan, if any, will be applied directly by Acquiror to pay off all items creating liens or encumbrances on any of the Personal Property and Inventory, capital leases, and to terminate any Operating Agreements. Contributor will repay the Pay Off Loan, with accrued interest, by the application of (i) 33.33% of all distributions paid on the Preferred Partnership Units (or Common Partnership Units into which the Preferred Partnership Units are convertible) and (ii) any amounts received by the Contributor from the Manager as a result of the release of the capital expenditure reserve held by Manager. All amounts applied to the Pay Off Loan shall be applied first to accrued interest and then to repayment of principal. Contributor may repay the Pay-Off Loan and accrued interest in whole or part at any time by making supplemental cash payment(s). The interest rate on the Pay Off Loan will be 9% per annum.

         2.8 Authorization and Reservation of Common Shares. The REIT shall at all times take all such action as may be required to authorize and reserve for issuance all of the Redemption Shares and shall take all such action as may be required to issue and deliver the Redemption Shares to the Acquiror at such time or times and in such manner as may be reasonably required in order for the Acquiror to deliver the Redemption Share to the Contributor, its partners and their permitted transferees, as provided in the Acquiror's Second Amended Partnership Agreement.

         2.9 Contributor's Study Period. Contributor shall have the right, until 5:00 pm E.D.T. on the date that is seven (7) days from the date hereof ("Contributor's Study Period") (i) to review, prepare and approve the Exhibits to the Agreement and Master Addendum, to approve documents related to Innkeepers Hotel Properties requested by Contributor, and to enter upon the Innkeepers Hotel Properties during normal business hours with reasonable notice and Acquiror's permission, which permission shall not be unreasonably withheld, conditioned or delayed, and to perform such economic, surveying and marketing tests, studies, investigations and audits as the Contributor may deem appropriate. If such tests, studies, investigations and audits or other information known to Contributor do not warrant, in Contributor's sole, absolute and unreviewable discretion, the consummation of the transactions contemplated by this Agreement for any reason, the Contributor may elect not to proceed to Closing and shall so notify the Acquiror prior to the expiration of the Contributor's Study Period, in which event this Agreement and each of the Other Contribution Agreements shall automatically terminate, the Deposit shall be returned to the Acquiror and the Acquiror shall be released from all further liability and obligations, if any, under this Agreement and the Other Contribution Agreements (including any expenses incurred pursuant to Section 6.4).

                                  ARTICLE III
            CONTRIBUTOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         To induce the Acquiror to enter into this Agreement and to purchase the Property, the Contributor hereby makes the following representations, warranties and covenants with respect to the Property, upon each of which the Contributor acknowledges and agrees that the Acquiror is entitled to rely and has relied.

         3.1 Organization and Power. The Contributor is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Kansas and has all requisite powers and all governmental licenses, authorizations, consents and approvals, except where the failure to have such governmental licenses, authorizations, consents and approvals would not have a material adverse affect on the business or financial condition of Contributor (a "Contributor Material Adverse Effect") to carry on its business as now conducted and to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of the Contributor hereunder.

         3.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of the Contributor, has been duly executed and delivered by the Contributor, constitutes the valid and binding agreement of the Contributor and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally. There is no other person or entity who has an ownership interest in the Property or whose consent is required in connection with the Contributor's performance of its obligations hereunder, except the Manager, the Franchisor, and the Mortgagee.

         3.3 Noncontravention. The execution and delivery of, and the performance by the Contributor of its obligations under, this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Contributor's Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Contributor, except to the extent that the performance by the

Contributor of its obligations hereunder violates the Mortgage, the Franchise and the Marriott Management Agreement or result in the creation of any lien or other encumbrance on any asset of the Contributor. There are no outstanding agreements (written or oral) pursuant to which the Contributor (or any predecessor to or representative of the Contributor) has agreed to sell or has granted an option or right of first refusal to purchase the Property or any part thereof.

         3.4 No Special Taxes. The Contributor and, to Contributor's Knowledge, Marriott, have no knowledge of, nor has either received any notice of, any special taxes or assessments relating to the Property or any part thereof or any planned public improvements that may result in a special tax or assessment against the Property which are not reflected on the Title Commitment.

         3.5 Compliance with Existing Laws. The Contributor and Marriott possess all Authorizations, except where the failure to have such Authorizations would not have a Contributor Material Adverse Effect, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated in any material respect. The Contributor has neither misrepresented nor failed to disclose any material relevant fact in obtaining all Authorizations, and to Contributor's Knowledge there has been no change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. The Contributor has no knowledge, nor has Contributor received notice since January 1, 1996, nor to the best of Jack
P. DeBoer's knowledge has the Contributor received notice within the past three years, of any existing or threatened violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Property or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

         3.6 Operating Agreements. Each of the Operating Agreements, except the Marriott Management Agreement, may be terminated by the Contributor or the Acquiror upon not more than 30 days' prior written notice and without the payment of any penalty, fee, premium or other amount. To Contributor's Knowledge, the Contributor has performed all of its obligations under each of the Operating

Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Agreements. The Contributor shall not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Property, nor shall the Contributor enter into any agreements modifying the Operating Agreements, unless (a) any such agreement or modification will not bind the Acquiror or the Property after the Closing Date or (b) the Contributor has obtained the Acquiror's prior written consent to such agreement or modification. The Contributor agrees to cancel and terminate all of the Operating Agreements unless the Acquiror requests in writing prior to Closing that one or more remain in effect after Closing; provided, however, that the Acquiror shall be responsible for negotiating the termination, transfer, renegotiation, or assignment of the Marriott Management Agreement and shall be solely responsible for any and all transfer or termination fees, charges, or costs relating directly to such transfer or termination.

         3.7 Warranties and Guaranties. The Contributor shall not before or after Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Personal Property or any part thereof, except with the prior written consent of the Acquiror.

         3.8 Insurance. All of the Contributor's insurance policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Contributor on or before the due date therefor. Prior to Closing, the Contributor shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Contributor's insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. The Contributor agrees to cancel any such policies as of the date of Closing.

         3.9 Condemnation Proceedings; Roadways. The Contributor, and, to Contributor's Knowledge, Marriott, have received no notice of any condemnation or eminent domain proceeding pending or, to the Contributor's Knowledge threatened against the Property or any part thereof. The Contributor, and, to Contributor's Knowledge, Marriott, have no knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

         3.10 Litigation. There is no action, suit or proceeding pending or known to be threatened against or affecting the Contributor in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which the Contributor is a party or by which it is bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the Contributor, (c) could materially and adversely affect the ability of the Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a lien on the Property, any part thereof or any interest therein, or (e) could otherwise materially adversely affect the Property, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

         3.11 Labor Disputes and Agreements. The Contributor currently has no employees and has never had any hotel employees. To Contributor's Knowledge, the Manager has no labor disputes pending or, threatened as to the operation or maintenance of the Property or any part thereof. To Contributor's Knowledge, the Manager is not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Property. Except with respect to the accounts payable of Contributor assumed by the Acquiror hereunder, to Contributor's Knowledge, the Acquiror will not be obligated to give or pay any amount to any employee of the Manager unless the Acquiror elects to hire that employee or continue the management arrangement with the Manager, and the Acquiror shall not have any liability under any pension or profit sharing plan that the Manager may have established with respect to the Property or their or its employees, unless the Acquiror elects to continue the management arrangement with the Manager.

         3.12 Financial Information. To the best of Contributor's Knowledge except as otherwise disclosed in writing to Acquiror prior to the end of the Study Period, for each of Marriott's accounting years, when a given year is taken as a whole, all of Contributor's Financial Information previously delivered to Acquiror is correct and complete in all material respects and presents accurately the results of the operations of the Property for the periods indicated, except such statements do not have footnotes or schedules that may otherwise be required by GAAP. If requested by Acquiror, Contributor will forward promptly all four-week period-ending financial information it receives from Manager. Contributor's Financial Information is prepared based on information provided by Manager based on books and records maintained by Manager in accordance with Manager's accounting system. Contributor's Financial Information provided by Manager to Contributor has been provided to Acquiror without any changes or alterations thereto. Contributor has not independently verified Manager's financial data and has relied thereon in preparing Contributor's Financial Information. To the best of Contributor's Knowledge, since the date of the last financial statement included in the Contributor's Financial Information, there has been no material adverse change in the financial condition or in the operations of the Property.

         Between the date of the latest financial information provided to Acquiror before the end of the Study Period and Closing there will be no material changes in the financial condition of the Contributor other than changes made in the usual and ordinary conduct of the business of the Contributor, none of which has been or will be materially adverse and all of which have been or will be recorded in its books of account.

         3.13 Organizational Documents. The Contributor's Organizational Documents are in full force and effect and have not been modified or supplemented, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

         3.14 Operation of Property. The Contributor covenants that between the date hereof and the date of Closing it will use its best efforts to cause the Manager to (a) operate the Property only in the usual, regular and ordinary manner consistent with the Manager's prior practice, (b) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (c) use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with suppliers and others having business dealings with it; provided, however, that the Contributor shall use its best efforts not to make and to prevent Marriott from making any capital expenditures other than (i) those capital expenditures incurred after June 1, 1996 and prior to Closing in the amounts set forth on Exhibit F attached hereto and made a part hereof and (ii) Emergency Expenditures. The Contributor shall encourage the Manager to continue to use its best efforts to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Property in generally the same manner as the Manager did prior to the execution of this Agreement. Except as otherwise permitted hereby, from the date hereof until Closing, the Contributor shall use its best efforts to ensure that the Manager shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Property or the Acquiror's ability to continue the operation thereof after the date of Closing in substantially the same manner as presently conducted, (ii) reduce or cause to be reduced any room rents or any other charges over which the Contributor has operational control, or (iii) would cause any of the representations and warranties contained in this Article III to be untrue as of Closing.

         3.15 Personal Property. Subject only to the Permitted Title Exceptions and the Mortgage, all of the Personal Property and Inventory being conveyed by the Contributor to the Acquiror or to the Acquiror's managing agent, lessee or designee, will be free and clear of all liens and encumbrances (including capital leases) on the Closing Date and the Contributor has good, merchantable title thereto and the right to convey same in accordance with the terms of this Agreement.

         3.16 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Contributor.

         3.17 Title to Property. The Contributor is the sole owner of good and marketable fee simple title to the Tangible Personal Property free and clear of all liens, leases (capital or otherwise), encumbrances, restrictions, conditions, and agreements except for Permitted Title Exceptions. The Contributor shall not have taken any action from the date hereof and through and including the Closing Date that would adversely affect the status of title to the Real Property. The Contributor has a title insurance policy insuring its fee simple title to the Real Property.

         3.18 Zoning. To Contributor's Knowledge, the current use and occupancy of the Property for hotel purposes are permitted as a matter of right as a principal use under all laws applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent.

         3.19 Historical Districts. Neither the Property, nor any portion thereof, is (a) listed, or eligible to be listed, in any national, state or local register of historic places or areas, or (b) located within any designated district or area in which the permitted uses of land located therein are restricted by regulations, rules or laws other than those specified under local zoning ordinances.

         3.20 Brokerage Commission. The Contributor has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity (other than a 0.75% broker's fee paid to Consolidated Holdings, Inc.) for any brokerage or finder's fee, commission or other amount with respect to the transactions described herein. The Contributor shall pay any such fee, commission or other amount if it becomes due prior to, at, or after Closing and shall indemnify and hold Acquiror harmless for any such fee, commission or other amount.

         3.21 Hazardous Substances. Neither Contributor nor Marriott has knowledge: (a) of the presence of any Hazardous Substances on the Property, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto the Property, or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, the Property, or any portion thereof, and Contributor has no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances.

         3.22 Room Furnishings. To Contributor's Knowledge, all public spaces, lobbies, meeting rooms, and each room in the Hotel available for guest rental is furnished in accordance with Franchisor's standards for the Hotel and room type, except to the extent of the changes required by the Property Improvement Plan.

         3.23 Franchisor. The Franchise from the Franchisor is, and at Closing will be, valid and in full force and effect, and Contributor is not and will not be in default with respect thereto (with or without the giving of any required notice and/or lapse of time), except to the extent that the assignment thereof at Closing would constitute an event of default. Acquiror shall be responsible, at its sole cost and expense, for obtaining a new Franchise Agreement, if any, or a permissive assignment of the Franchise, if any.

         3.24 Liquor License. The Contributor has no liquor licenses in its name at the Property. The Contributor shall cooperate with the Acquiror:
(i) to determine (from the Manager or otherwise) what entity, if any, possesses a liquor license with respect to the Property; (ii) to provide Acquiror with, or assist Acquiror in obtaining a copy of, the liquor license prior to the end of the Study Period; and (iii) to transfer said liquor license to Acquiror's designee.

         3.25 Independent Audit. Contributor shall provide access by Acquiror's representatives to all financial and other information relating to the Property in its possession which would be reasonably required to prepare audited financial statements in conformity with Regulation S-X of the SEC and to prepare a registration statement, report or disclosure statement for filing with the SEC. Contributor shall also provide to Acquiror's representatives a signed representation letter for use in rendering an opinion on the financial statements related to the Property. Acquiror acknowledges that some of the books and records are in the care, custody and control of the Manager. Contributor shall use its best efforts to assist Acquiror in obtaining (i) access to the Manager-maintained records and (ii) a signed representation letter from Manager for use in rendering an opinion on the financial statements related to the Property.

         3.26 Sufficiency of Certain Items. To the Contributor's Knowledge, the Property contains not less than:

                   (a) a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, to furnish each guest room, so that each such guest room is, in fact, fully furnished; and

                   (b) a sufficient amount of towels, washcloths and bed linens, so that there are at least three sets of towels, washcloths and linens for each guest room (one on the beds, one on the shelves, and one in the laundry), together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as are reasonably adequate for the current operation of the Hotel.

         3.27 Additional Representations and Warranties. (a) There are no outstanding options, warrants or other rights to acquire any equity interest in the Contributor. The Contributor will not issue any option, warrant or other right to acquire any equity interest in the Contributor prior to the Closing Date and, except for sales, assignments, transfers and conveyances among Approved Investors who are also existing partners and transfers to Code Section 501(c)(3) charities and to charitable trusts, will not, without the consent of the Acquiror, which consent shall not be unreasonably withheld, permit any partner to sell, assign, transfer or convey or otherwise attempt to dispose of any portion of his or her interest in the Contributor, as applicable. Each Approved Investor will, prior to the Closing Date, complete, sign and deliver to Acquiror a Representation Letter; and

                   (b) Contributor understands that the Preferred Partnership Units have not been registered under state or federal securities laws and that the Common Partnership Units or Redemption Shares issuable upon the conversion of the Preferred Partnership Units shall not have been registered under state or federal securities laws and neither the Preferred Partnership Units, the Common Partnership Units, nor the Redemption Shares may be sold or transferred except according to the terms of this Agreement, the Second Amended Partnership Agreement or the Redemption and Registration Rights Agreement, and in any event must be pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act.

         3.28 Securities Matters. The Contributor represents and warrants that (i) as of the Closing the Contributor and each Approved Investor will have received, reviewed, been given the opportunity to ask questions of representatives of the Acquiror and the REIT, and to Contributor's Knowledge received answers regarding, and understands, Acquiror's Second Amended Partnership Agreement, Acquiror's business, the Preferred Partnership Units, and each filing of the REIT in 1996 under the Securities Exchange Act of 1934, as amended, (ii) the Contributor and each Approved Investor is an "accredited investor" as defined under Regulation D under the Securities Act, and (iii) the Contributor and each Approved Investor will complete, execute and deliver the Representation Letter on or before the end of the Study Period.

         3.29 Taxes. (a) The Contributor has filed all income tax information returns on IRS Form 1065 (including K-1s for each partner) and applicable state tax forms required to be filed with the United States Government and with all states and political subdivisions thereof where any such returns are required to be filed and where the failure to file such return or report would subject any of them to any material liability or penalty. All income taxes imposed by the United States, or by any foreign country, or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due and payable by Contributor to have been paid in full or adequately provided for by reserves shown in their records and books of account and in the Contributor's Financial Information. Contributor has not obtained or received any extension of time for the assessment of deficiencies for any years. To Contributor's Knowledge no unassessed tax deficiency is proposed or threatened against it.

                   (b) Other than with respect to the subject matter of the opinion delivered pursuant to Section 6.3(f), the Contributor represents and warrants that it has obtained, and has advised each of its partners to obtain, from its own counsel advice regarding the tax consequences of becoming a partner in the Acquiror.

         3.30 No Misrepresentations. Neither this Agreement nor, to Contributor's Knowledge, the Contributor's Financial Information pursuant to or in connection with this Agreement and the transactions contemplated hereby, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.31 Tax Opinion Representations. Contributor represents, warrants, and covenants that:

                   (a) The Contributor at all times has been and is classified as a partnership for federal income tax purposes;

                   (b) The Acquiror will assume, or take the Property subject to, only liabilities that fall into one of the following four categories (for this purpose, treating any refinancing as a continuation of the original debt to the extent that the net proceeds of the refinancing are used to repay the original debt): (i) debt that is more than two years old and has encumbered the Property throughout such two-year period; (ii) debt that has not been outstanding for more than two years, but that was incurred to purchase, or is properly allocable to capital expenditures with respect to, the Property;
(iii) a trade payable or other similar obligation incurred in the ordinary course of the Contributor's trade or business (regardless of how long such payable or obligation has been outstanding); or (iv) debt incurred within two years prior to the transfer of the Property from the Contributor to the Acquiror (the "Transfer") that has been secured by the Property since the debt's incurrence and that was not incurred in anticipation of such transfer.

                   (c) During the two-year period immediately preceding the Transfer, the total amount of the distributions of available cash flow (including available cash flow from a prior year that was retained by the Contributor) made by the Contributor to each partner of the Contributor for each year did not exceed the product of the Contributor's net cash flow from operations for the year multiplied by such partner's percentage interest in overall profits of the Contributor for that year.

                   (d) As of the Closing Date, the Contributor does not have the current intention of selling or otherwise disposing of any of its Preferred Partnership Units within the two-year period immediately following the Transfer.

         3.32 Mortgage Documents. The Mortgage Documents are in full force and effect and have not been modified or supplemented, except as otherwise disclosed, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default under any of the Mortgage Documents. The Contributor has not been advised nor has Contributor received any notice asserting that a default exists under any of the Mortgage Documents. The Contributor shall not amend or supplement the Mortgage Documents in whole or in part. The Contributor shall pay or make, as and when due and payable, all payments of principal, interest and other amounts required to be paid or made under the Mortgage Documents.

         3.33 Capital Expenditure Reserve. To the Contributor's Knowledge, the capital expenditure reserves for the Property held by the Manager as of the end of Marriott's accounting period 8, are accurate and complete as shown on the balance sheet delivered to Acquiror. The Contributor will not authorize or direct the Manager to use or expend the capital expenditure reserve except as set forth on Exhibit F.

         3.34 Updating of Representations and Warranties. Between the date hereof and the Closing Date, Contributor will promptly disclose to Acquiror in writing any information of which it has actual knowledge (a) concerning any event that would render any representation or warranty of any of them untrue if made as to the date of such event, (b) which renders any information set forth in the Agreement no longer correct in all material respects, or (c) which arises after the date hereof and which would have been required to be included in the Agreement if such information had existed on the date hereof.

         Each of the representations, warranties and covenants contained in this Article III and its various subparagraphs are intended for the benefit of the Acquiror and may be waived in whole or in part, by the Acquiror, but only by an instrument in writing signed by the Acquiror. Each of said representations, warranties and covenants shall survive the closing of the transaction contemplated hereby, for the period specified in Section 10.10 and no investigation, audit, inspection, review or the like conducted by or on behalf of the Acquiror shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the Acquiror has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Acquiror to execute this Agreement and to close the transaction contemplated hereby and to pay the Contribution Consideration to the Contributor. Provided however, that if, no later than three (3) business days prior to the expiration of the Study Period, Contributor advises Acquiror in writing of any information which modifies in whole or in part any representation, warranty or covenant made by Contributor herein and Acquiror does not thereafter elect to terminate this Agreement pursuant to Section 2.3(b) then in such event such representation, warranty or covenant of Contributor shall be deemed modified for all purposes to the extent of such written information as if modified as of the execution of this Agreement.



                                   ARTICLE IV
                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                              OF ACQUIROR AND REIT

         To induce the Contributor to enter into this Agreement and to contribute the Property, the Acquiror, and the REIT jointly and severally hereby make the following representations, warranties and covenants, upon each of which Innkeepers acknowledges and agrees that the Contributor is entitled to rely and has relied:

         4.1 Organization and Power. (a) The Acquiror is a limited partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Acquiror hereunder.

                   (b) The REIT is a Maryland real estate investment trust, duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all trust powers and all material governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the REIT hereunder.

         4.2 Authorization and Execution. This Agreement constitutes the valid and binding obligation of each of the Innkeepers, enforceable against each of them in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally. The execution, delivery, and performance of this Agreement, the Closing Documents, and the transactions contemplated by all such agreements have been duly authorized by the respective boards of trustees/directors of the REIT and the general partner of the Acquiror.

         4.3 Noncontravention. (a) The execution and delivery of this Agreement and the performance by the Acquiror of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Acquiror's Partnership Agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Acquiror or result in the creation of any lien or other encumbrance on any asset of the Acquiror. The Acquiror is not in violation of its Partnership Agreement or in default with respect to any material agreements.

                   (b) The execution and delivery of this Agreement and the performance by the REIT of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the REIT's declaration of trust or any agreement, judgment, injunction, order, decree or other instrument binding upon the REIT or result in the creation of any lien or other encumbrance on any asset of the REIT. The REIT is not in violation of its declaration of trust or in default with respect to any material agreements.

         4.4 Compliance with Existing Laws. Innkeepers Property Owning Partnerships and Innkeepers Lessees possess all

Authorizations, each of which is valid and in full force and effect, and no provision, condition or limitation of any of the Authorizations has been breached or violated in any material respect. Innkeepers Property Owning Partnerships and Innkeepers Lessees have not misrepresented or failed to disclose any material relevant fact in obtaining all Authorizations, and have no knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. Innkeepers Property Owning Partnership and Innkeepers Lessees have no knowledge of any existing or threatened material violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of Innkeepers Hotel Properties or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

         4.5 Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting REIT, Innkeepers Property Owning Partnerships or Innkeepers Lessees in any court or before any arbitrator or before any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any other material agreement or instrument to which Innkeepers is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (b) could materially and adversely affect the business, financial position or results of operations of the REIT, Innkeepers Property Owning Partnerships or Innkeepers Lessees, (c) could materially and adversely affect the ability of any of them to perform its respective obligations hereunder, or under any document to be delivered pursuant hereto, (d) could create a lien on any of their assets, any part thereof or any interest therein, or (e) could otherwise materially adversely affect any of their assets, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

         4.6 Labor Disputes and Agreements. None of REIT, Innkeepers Property Owning Partnership or Innkeepers Lessee has any labor disputes pending or to Acquiror's Knowledge threatened as to the operation or maintenance of the Innkeepers Hotel Properties. None of REIT, Innkeepers Property Owning Partnership or Innkeepers Lessee is a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Innkeepers Hotel Properties.

         4.7 Financial Statements. The REIT or Innkeepers Lessee has previously provided Contributor with the Innkeepers Financial Statements and JF Hotel Financial Statements, all of which are true and complete in all material respects and have been prepared in accordance with GAAP consistently followed throughout the periods indicated, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (which if presented would not differ materially from those included in the most recent year-end financial statements).

         As soon as practicable between the date hereof and the Closing Date, the Acquiror and the REIT will deliver to Contributor copies of all monthly operating and other financial statements of each from and after June 30, 1996, and of all reports delivered to Nomura Asset Capital Corporation. There have been, and prior to the Closing Date there will be, no material changes in the financial condition of the REIT, or Acquiror other than changes made in the usual and ordinary conduct of the businesses of the REIT, and Acquiror, none of which has been or will be materially adverse and all of which have been or will be recorded in their respective books of account.

         4.8 Title to Properties. The Innkeepers Property Owning Partnerships have title insurance policies insuring their fee simple title or leasehold interest, as the case may be, to all lands and buildings described in the REIT's 1995 Form 10-K and 1996 Annual Report to Shareholders, or otherwise disclosed in its most recent Financial Statements as being owned by it.

         4.9 Zoning. The current use and occupancy of the Innkeepers Hotel Properties for hotel and restaurant purposes are permitted as a matter of right as a principal use under all laws applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent.

         4.10 Insurance. All of the Innkeepers Property Owning Partnerships' insurance policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Innkeepers Property Owning Partnerships on or before the due date therefor. Prior to Closing, the Innkeepers

Property Owning Partnerships shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Innkeepers Property Owning Partnerships' insurance policies unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced.

         4.11 Personal Property. An Innkeepers Property Owning Partnership or an Innkeepers Lessee have good and marketable title to all of the machinery, equipment, materials, supplies, and other property of every kind, tangible or intangible, contained in its offices and other facilities and shown as assets in its records and books of account, free and clear of all liens, encumbrances, and charges.

        4.12 Bankruptcy. No Act of Bankruptcy has occurred with respect to Innkeepers.

         4.13 Brokerage Commission. Innkeepers have not engaged the services of, nor are any of them or will any of them become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein. The Acquiror shall pay any such fee, commission or other amount if it becomes due prior to, at, or after Closing and shall indemnify and hold Contributor harmless for any such fee, commission or other amount.

         4.14 Hazardous Substances. Innkeepers and Innkeepers Lessee have no knowledge: (a) of the presence of any Hazardous Substances on their properties, or any portion thereof, or, (b) of any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto their properties, or any portion thereof, or (c) of the presence of any PCB transformers serving, or stored on, their properties, or any portion thereof, and Innkeepers have no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances.

         4.15 Capitalization. (a) The REIT is authorized to issue 100,000,000 voting common shares, par value $0.01 per share, of which 10,821,168 shares are validly issued and outstanding, and 20,000,000 preferred shares, par value $0.01 per share, of which none are validly issued and outstanding.

                   (b) Before the issuance of Preferred Partnership Units to a DeBoer Affiliated Partnership on the First Closing, there was only one class of partnership units of Acquiror outstanding, Common Partnership Units, of which a total of 11,568,687 are presently issued and outstanding. The general partner of Acquiror is Innkeepers Financial Corporation, a Virginia corporation, which owns ninety three and one-half percent (93.5%) of the Common Partnership Units.

                   (c) Except as contemplated by this Agreement, Acquiror will not issue or agree to issue any additional units prior to Closing.

         4.16 Organizational Documents. True and correct copies of the current declaration of trust and bylaws of the REIT and the certificate of limited partnership of the Acquiror, with all amendments thereto, are set forth as Item 5 of the Master Addendum.

         4.17 Options, Warrants, and Other Rights. Neither the REIT, nor the Acquiror has outstanding any options, warrants, or rights of any kind requiring it to sell or issue to anyone any capital stock or equity interest of any class and neither of them has agreed to issue or sell any additional equity interests except, with respect to Acquiror, the agreements with the DeBoer Affiliated Partnerships and an unexecuted agreement between the Acquiror and Marriott International, Inc. to acquire a Residence Inn by Marriott, in Portland, Maine (which agreement Acquiror contemplates will be executed prior to Closing) and the Partnership Agreement and except, with respect to the REIT, as described in its 1995 Form 10-K filed with the SEC, or any Form 10-Qs filed in the period after the filing of the 1995 10-K and the date of this Agreement.

         4.18 Taxes. (a) Innkeepers and Innkeepers Lessee have filed all tax returns on IRS Form 1120-REIT and applicable state tax forms required to be filed with the United States Government and with all states and political subdivisions thereof where any such returns are required to be filed and where the failure to file such return or report would subject any of them to any material liability or penalty. All taxes imposed by the United States, or by any foreign country, or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due and payable by any of them have been paid in full or adequately provided for by reserves shown in their records and books of account and in the Financial Statements or JF Hotel Financial Statements. Innkeepers and Innkeepers Lessees have not obtained or received any extension of time for the assessment of deficiencies for any years. To Acquiror's Knowledge, no unassessed tax deficiency is proposed or threatened against any of them.

                   (b) The REIT is properly taxed as a real estate investment trust and no act or event has occurred which may adversely affect its tax classification as a REIT.

         4.19 No Misrepresentations. Neither this Agreement, the Innkeepers Financial Statements, JF Hotel Financial Statements, nor any of the SEC filings, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.20 Leases. The leases of the Innkeepers Hotel Properties to Innkeepers Lessees are in full force and effect, valid and enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws and equitable principles affecting creditors' rights generally, and are not in default. No event or occurrence exists which with notice or the passage of time, or both, would constitute an event of default thereunder. The leases will not adversely affect the tax qualification of the REIT as a real estate investment trust for federal income tax purposes.

         4.21 Common Shares and Redemption Shares. (a) All of the issued and outstanding shares of the REIT have been duly authorized, validly issued, and are fully paid and non-assessable, with no preemptive rights.

                   (b) All of the Redemption Shares, when issued pursuant to the Acquiror's Second Amended Partnership Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

         4.22 Tax Consequences to Contributor and its Partners. To the extent that the Contributor receives Preferred Partnership Units (as opposed to cash consideration pursuant to Section 6.4 or otherwise) in connection with the transfer of the Property to the Acquiror (i) such transfer will be characterized as a tax-free contribution to Acquiror by Contributor under
Section 721 of the Code and (ii) for Contributor and those partners of Contributor who execute the Guaranty Agreement, will not result in the recognition of income or gain associated with the portion of any negative capital account balance allocable to the Preferred Partnership Units (as opposed to cash consideration) upon Closing of the contribution (to the extent that the aggregate negative capital account balance (as determined in accordance with Section 1.704-(1)(b)(2)(iv) of the Treasury Regulations) for which tax deferral is sought does not exceed the aggregate amount of debt that is guaranteed pursuant to the Guaranty Agreement).

         4.23 Updating of Representations and Warranties. Between the date hereof and the Closing Date, Innkeepers will promptly disclose to Contributor in writing any information of which any of them has actual knowledge (a) concerning any event that would render any representation or warranty of any of them untrue if made as to the date of such event, (b) which renders any information set forth in the Agreement no longer correct in all material respects, or (c) which arises after the date hereof and which would have been required to be included in the Agreement if such information had existed on the date hereof.

         Each of the representations, warranties and covenants contained in this Article IV and its various subparagraphs are intended for the benefit of the Contributor and may be waived in whole or in part, by the Contributor, but only by an instrument in writing signed by the Contributor. Each of said representations, warranties and covenants shall survive the closing of the transaction contemplated hereby, for the period specified in Section 10.10 and no investigation, audit, inspection, review or the like conducted by or on behalf of the Contributor shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the Contributor has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Contributor to execute this Agreement and to transfer the Property to the Acquiror. Provided however, that if, no later than three (3) business days prior to the expiration of the Contributor's Study Period, Acquiror advises Contributor in writing of any information which modifies in whole or in part any representation, warranty or covenant made by Acquiror herein then in such event such representation, warranty or covenant of Acquiror shall be deemed modified for all purposes to the extent of such written information as if modified as of the execution of this Agreement.

                                   ARTICLE V
                      CONDITIONS AND ADDITIONAL COVENANTS

         5.1 Acquiror's Obligations. The Acquiror's obligations hereunder are subject to the satisfaction of each of the following conditions precedent and the compliance by the Contributor with each of the following covenants, each of which may be waived by the Acquiror, in its sole discretion:

                   (a) Contributor's Deliveries. The Contributor shall have delivered to the Escrow Agent, the Acquiror, or Acquiror's designee, as the case may be, on or before the Closing Date, all of the documents and other information required of Contributor pursuant to Section 6.2.

                   (b) Representations, Warranties and Covenants; Obligations of Contributor; Certificate. All of the Contributor's representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as if then made, there shall have occurred no material adverse change in the financial condition of the Property since the date hereof, the Contributor shall have performed all of its covenants and other obligations under this Agreement and the Contributor shall have executed and delivered to the Acquiror at Closing a certificate to the foregoing effect.

                   (c) Title Insurance. Good and marketable fee simple title to the Real Property shall be insurable as such by the Title Company at or below its regularly scheduled rates subject only to Permitted Title Exceptions and the Mortgage.

                   (d) Survey. The Acquiror shall have obtained a current survey of the Land delineating the boundary lines of the Land, the location of the Improvements, all rights of way and easements thereon and contiguous public roads and otherwise acceptable to the Acquiror. The Survey shall be prepared for the benefit of, and shall be certified to, the Acquiror, the Title Company, Nomura Asset Capital Corporation, and any other lender or underwriter. Furthermore, the Survey shall be adequate for the Title Company to delete any exception for general survey matters in the Owner's Title Policy.

                   (e) Condition of Improvements. The Improvements and the Tangible Personal Property (including but not limited to the mechanical systems, plumbing, electrical, wiring, appliances, fixtures, heating, air conditioning and ventilating equipment, elevators, boilers, equipment, roofs, structural members and furnaces) shall be in substantially the same condition at Closing as they are at the end of the Study Period, reasonable wear and tear excepted, and taking into account the Contributor's obligation to make only (i) the capital expenditures set forth on Exhibit F and (ii) Emergency Expenditures. Prior to Closing, the Contributor shall not have diminished the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property and the Tangible Personal Property and the Contributor shall not have diminished the Inventory. Between the end of the Study Period and Closing, the Contributor shall not have removed or caused or permitted to be removed any part or portion of the Real Property or the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and acceptable to the Acquiror.

                   (f) Utilities. All of the Utilities shall be installed in and operating at the Property, and service shall be available for the removal of garbage and other waste from the Property. Between the date hereof and the date of Closing, the Contributor shall have received no notice of any extraordinary increase or proposed increase in the rates charged for the Utilities from the rates in effect as of the date hereof.

                   (g) Land Use. The current use and occupancy of the Property for hotel purposes are permitted as a matter of right as a principal use under all laws applicable thereto without the necessity of any special use permit, special exception or other special permit, permission or consent.

                   (h) Hotel Franchise. Acquiror or its designee shall have received a franchise with respect to the Hotel from the Franchisor for a minimum term of ten (10) years from the date hereof, all upon terms and conditions reasonably acceptable to Acquiror. Acquiror will use its best efforts to obtain such approval and shall pay all costs and expenses associated therewith. From the date hereof to and including the Closing Date, Contributor shall comply with and perform all of the duties and obligations of licensee under the Franchise.

                   (i) Management Agreement. Acquiror or its designee shall have entered into a new management agreement or shall have received an assignment of the existing Marriott Management Agreement in form reasonably acceptable to Acquiror. Acquiror will use its best efforts to obtain such new agreement or assignment, and Acquiror shall pay all costs and expenses associated therewith. From the date hereof to and including the Closing Date, Contributor shall comply with and perform all of its duties and obligations under the Marriott Management Agreement.

                   (j) Simultaneous Closing. Except to the extent (i) any of the Other Contribution Agreements have been terminated pursuant to Sections 2.3(b) or (f) therein, or (ii) the Closing Date has been extended pursuant to
Section 2.3(b) hereof, or (iii) the Closing date under any Other Contribution Agreements have been extended pursuant to Section 2.3(b) thereof, Contributor shall simultaneously close on the acquisition of each of the seven hotel properties owned by the DeBoer Affiliated Partnerships under the Other Contribution Agreements.

                   (k) Acquiror's Financing. Acquiror shall have obtained debt or equity financing on terms and conditions acceptable to Acquiror.

         5.2 Contributor's Obligations. The Contributor's obligations hereunder are subject to the satisfaction of each of the following conditions precedent and the compliance by the Acquiror with each of the following covenants, each of which may be waived by the Contributor in its sole discretion:

                   (a) Innkeepers Deliveries. Innkeepers shall have delivered to the Escrow Agent, the Contributor, or Contributor's designee, as the case may be, on or before the date of Closing, all of the documents and other information required of Innkeepers pursuant to Section 6.3.

                   (b) Representations, Warranties and Covenants; Obligations of Innkeepers; Certificate. All of the Innkeepers representations and warranties made in this Agreement shall be true and correct as of the date hereof and as of the date of Closing as if then made, there shall have occurred no material adverse change in the financial condition of Innkeepers since the date hereof, Innkeepers shall have performed all of its covenants and other obligations under this Agreement and Innkeepers shall have executed and delivered to the Contributor at Closing a certificate to the foregoing effect.

                   (c) Hotel Franchise. Acquiror or its designee shall have received a franchise with respect to the Hotel from the Franchisor for a minimum term of ten (10) years from the date hereof, all upon terms and conditions reasonably acceptable to

Acquiror. Acquiror shall use its best efforts to obtain such approval and shall pay all costs and expenses associated therewith.

                   (d) Management Agreement. (i) Acquiror or its designee shall have entered into a new management agreement or shall have received an assignment of the existing Marriott Management Agreement in form reasonably acceptable to Acquiror. Acquiror will use its best efforts to obtain such new agreement or assignment, and Acquiror shall pay all costs and expenses associated therewith.

                          (ii)    Contributor shall have been released from any
obligations to the Manager under the Marriott Management Agreement except for a final accounting and settlement.

                   (e) New Board Member. Jack P. DeBoer shall have been appointed to the Board of Trustees of the REIT as a trustee, to be effective on the Closing Date.

                   (f) Simultaneous Closing. Except to the extent (i) any of the Other Contribution Agreements have been terminated pursuant to Sections 2.3(b) or (f) therein, or (ii) the Closing Date has been extended pursuant to
Section 2.3(b) hereof, or (iii) the Closing date under any Other Contribution Agreements have been extended pursuant to Section 2.3(b) thereof, Acquiror shall simultaneously close on the acquisition of each of the seven hotel properties owned by the DeBoer Affiliated Partnerships under the Other Contribution Agreements.

                   (g) Franchise. Contributor shall have been relieved from any obligations under the Franchise except for a final accounting of the current year's royalty payments, which, if Acquiror or Lessee assumes the Franchise, shall be prorated as of the Closing Date.

                   (h) Acquiror's Debt. Acquiror shall have in place debt with an initial aggregate principal balance equal to the amount of Acquiror debt guaranteed by William J. Hamrick plus the lesser of: (A) $45,000,000 and
(B) the aggregate negative capital account balances of the DeBoer Affiliated Partnerships from which Acquiror acquires Residence Inn Hotels pursuant to this Agreement or the Other Contribution Agreements. The amount of such debt may be reduced as provided in Section 7.2.

                   (i) SEC Filings. Innkeepers shall have timely filed and shall have provided Contributor with all SEC filings made by Innkeepers after June 30, 1996.

                                   ARTICLE VI
                                    CLOSING

         6.1 Closing. Closing shall be held at 10:00 a.m. at the Washington, D.C. offices of Hunton & Williams, 1900 K Street, N.W., Washington, D.C., on November 1, 1996 at 10:00 a.m. or such later time as the parties shall mutually agree, provided that Acquiror may automatically extend the Closing for up to twenty eight (28) additional days in order to complete an audit of the Contributor's books and records and to complete the conditions to Closing. In that event, Closing shall be held at the location set forth in the preceding sentence as soon as practicable. Closing may occur before November 1, 1996, at Acquiror's election, upon three (3) business days' notice from Acquiror to Contributor. Possession of the Property shall be delivered to the Acquiror at Closing, subject only to Permitted Title Exceptions and the Mortgage; provided, however, that if the Closing occurs on November 4 or 5, which are the first two business days following the Marriott accounting period ending date of November 1, the Closing shall be effective on the first day following the Marriott accounting period closing date, November 1, 1996, at 12:01 a.m.

         6.2 Contributor's Deliveries. At Closing, the Contributor shall deliver to Acquiror all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Contributor and shall be dated as of the date of Closing:

                   (a)    The certificate required by Section 5.1(b).

                   (b)    The Deed.

                   (c)    The Bill of Sale [Inventory].

                   (d)    The Bill of Sale [Personal Property].

                   (e)    The Assignment and Assumption Agreement.

                   (f) Any and all other documentation reasonably requested by the Acquiror, and at the expense of the Acquiror, or required hereby.

                   (g) Certificate(s)/Registration of Title for any vehicle owned by the Contributor and used in connection with the Property.

                   (h) Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner's Title Policy.

                   (i)    The FIRPTA Certificate.

                   (j) True, correct and complete copies of all warranties, if any, of manufacturers, suppliers and installers possessed by the Contributor and relating to the Improvements and the Personal Property, or any part thereof.

                   (k) Certified copies of the Contributor's Organizational Documents.

                   (l) Recordable releases of all documents which Marriott International, Inc., or the Manager have filed relating to the franchise or otherwise.

                   (m) Appropriate consents of the partners of the Contributor, where required, together with all other necessary approvals and consents of the Contributor, authorizing the execution on behalf of the Contributor of this Agreement and the documents to be executed and delivered by the Contributor prior to, at or otherwise in connection with Closing, and the performance by the Contributor of its obligations hereunder and under such documents.

                   (n) A legal opinion from the Contributor's counsel in a form satisfactory to Acquiror's counsel stating that this Agreement (i) has been duly authorized by all necessary action on the part of the Contributor,
(ii) has been duly executed and delivered by the Contributor, (iii) constitutes the valid and binding agreements of the Contributor, and (iv) is enforceable in accordance with its respective terms.

                   (o) If required by Acquiror's lender, a valid, final and unconditional certificate of occupancy for the Real Property and Improvements, issued by the appropriate governmental authority.

                   (p) If the Acquiror is assuming the Contributor's obligations under any or all of the Operating Agreements, the originals of such agreements, duly assigned to the Acquiror and with such assignment acknowledged and approved by the other parties to such Operating Agreements.

                   (q) The written consent of the Franchisor to the transfer of the license, if applicable, and if so required.

                   (r) A written instrument executed by the Contributor, conveying and transferring to the Acquiror all of the Contributor's right, title and interest in any telephone numbers and facsimile numbers relating to the Property, and, if the Contributor maintains a post office box, conveying to the Acquiror all of its interest in and to such post office box and the number associated therewith, so as to assure a continuity in operation and communication.

                   (s) All current real estate and personal property tax bills in the Contributor's possession or under its control.

                   (t) To the extent permitted under applicable law, documents of transfer necessary to transfer to the Acquiror the Contributor's employment rating for workmen's compensation and state unemployment tax purposes.

                   (u) A letter signed by Contributor authorizing and directing Marriott and the Manager to provide to Acquiror the following materials:

                          (i)     An affidavit from the Manager's chief
financial officer setting forth the date through which each employee of Manager has been paid and setting forth and describing, as to each employee, all accrued but unpaid vacation pay and other fringe benefits.

                          (ii)    A complete set of all guest registration
cards, guest transcripts, guest histories, and all other available guest information.

                          (iii)   An updated schedule of Manager's employees,
showing salaries and duties with a statement of the length of service of each such employee, brought current to a date not more than 48 hours prior to the Closing.

                          (iv)    A complete list of all advance room
reservations, functions and the like, in reasonable detail so as to enable the Acquiror to honor the Contributor's or Manager's commitments in that regard.

                          (v)     A list of the Contributor's outstanding
accounts receivable as of midnight on the date prior to the Closing, specifying the name of each account and the amount due the Contributor.

                          (vi)    All keys for the Property.

                          (vii)  All books, records, operating reports,
appraisal reports, files and other materials in the Contributor's possession or control which are necessary in the Acquiror's discretion to maintain continuity of operation of the Property.

                          (viii) Written notice executed by Contributor
notifying all interested parties, including all tenants under any leases of the Property, that the Property has been conveyed to the Acquiror and directing that all payments, inquiries and the like be forwarded to the Acquiror at the address to be provided by the Acquiror.

                          (ix)   Either (i) a receipt from the Executive
Director of the Colorado Department of Revenue showing that all sales and use taxes, interest, and penalties due as of the Closing Date have been paid by the Contributor or (ii) a certificate from the Department of Revenue that no such taxes, interest, or penalties are due from the Contributor as of the Closing Date. In the event the Contributor does not produce such receipt or certificate at Closing, this covenant shall survive the Closing to the end of the limitations period for audits relating to such taxes, interest or penalties. If Acquiror receives notice relating to such taxes, interest or penalties that Acquiror is or may be liable for such taxes, interest or penalties, Acquiror shall notify Contributor and Marriott of such notice, and request Contributor and/or Marriott to pay such taxes, interest or penalties for any period for which they were obligated to pay. If Contributor or Marriott refuses or fails to pay such taxes, interest or penalties within sixty (60) days of such notice, Acquiror agrees to finance Contributor's payment of those items in the manner for capital expenditure reserves set forth in Section 2.7.

                          (x)    An agreement between Acquiror and Jack P.
DeBoer limiting his right, only to the extent set forth therein, to engage in certain competitive activities with the Acquiror.

         6.3 Acquiror's Deliveries. At Closing, the Acquiror shall pay or deliver to the Contributor the following:

                   (a)    The Contribution Consideration.

                   (b)    The Assignment and Assumption Agreement.

                   (c) The certificates representing Contributor's ownership of the Preferred Partnership Units described in Section 2.6.

                   (d) The fully executed Acquiror's Second Amended Partnership Agreement.

                   (e) A legal opinion from Hunton & Williams in a form satisfactory to Contributor's counsel stating that:

                          (i)    this Agreement, and each agreement referred to
in this Agreement which Innkeepers shall execute and deliver in connection with the transaction contemplated by this Agreement, have been duly authorized by all necessary action on the part of Innkeepers, have been duly executed and delivered by the Innkeepers, constitute the valid and binding agreements of Innkeepers and are enforceable in accordance with their respective terms;

                          (ii)   that the Acquiror's Second Amended Partnership
Agreement has been duly adopted and is in full force and effect;

                          (iii)  the Preferred Partnership Units are duly
authorized, and will be validly issued and outstanding when delivered in accordance with this Agreement; and

                          (iv)   the appointment of Jack P. DeBoer to the Board
of Trustees of Innkeepers is effective.

                   (f) The opinion of Hunton & Williams in the form of Item 7 of the Master Addendum that, to the extent that the Contributor receives Preferred Partnership Units (as opposed to cash consideration pursuant to Section 6.4 or otherwise) in connection with the transfer of the Property to the Acquiror (i) such transfer will be characterized as a tax-free contribution to Acquiror by Contributor under Section 721 of the Code and (ii) for Contributor and those partners of Contributor who execute the Guaranty Agreement, such transfer will not result in the recognition of income or gain associated with the portion of any negative capital account balance allocable to the Preferred Partnership Units (as opposed to cash consideration) upon closing of the contribution (to the extent that the aggregate negative capital account balance for which tax deferral is sought does not exceed the aggregate amount of debt that is guaranteed pursuant to the Guaranty Agreement).

                   (g) A fully executed copy of the lease of the Property to JF Hotel, Inc., or its Affiliate, substantially similar to the Innkeepers Lease, except with respect to rent formulas and term, set forth as Item 6 of the Master Addendum.

                   (h) Any other document or instrument reasonably requested by the Contributor, provided at the expense of Contributor, except as to items set forth in Section 6.4, or required hereby.

         6.4 Closing Costs. Whether or not the transaction contemplated hereby closes, Acquiror agrees to pay certain costs incurred by Contributor and Acquiror in preparation for Closing:

                   (a) The Acquiror shall pay for all transactional costs associated with this transaction, of any kind or nature, including all filing fees, recording fees, survey costs, title insurance fees, inspection fees, environmental review fees, transfer taxes, sales taxes, mortgage taxes, escrow fees and closing costs.

                   (b) Acquiror will pay all costs associated with obtaining an audit report on the financial statements of Contributor.

                   (c) Acquiror will pay Contributor's costs for reasonable legal, accounting, and tax advice incurred after June 24, 1996, in connection with this transaction and for pre-approved due diligence and inspection costs incurred by Contributor in inspecting the books, records, and properties of Innkeepers and JF Hotel, Inc. (which approval will not be unreasonably withheld), up to $160,000 for the aggregate of all of such costs for the transactions contemplated by this Agreement and the Other Contribution Agreements. If Acquiror elects to terminate this Agreement as permitted by
Section 2.3 or Section 9.5, Acquiror's obligation as to the foregoing costs in this Section 6.4(c) shall terminate as to costs incurred after the effective date of such termination. If Contributor willfully or intentionally breaches or defaults in its obligations under this Agreement at any time prior to Closing, Acquiror shall not be obligated to pay any of said costs and the Deposit shall be returned immediately to Acquiror. If Contributor otherwise breaches or defaults in its obligations under this Agreement, Acquiror will pay 50% of the costs described in this subsection and incurred by Contributor prior to the date of termination up to $80,000.

                   (d) Acquiror shall pay all capital expenditures in the amounts set forth on Exhibit F.

         6.5 Income and Expense Allocations. All income, except from any Intangible Personal Property, and expenses with respect to the Property, and applicable to the period of time before and after

Closing, determined in accordance with GAAP, shall be allocated between the Contributor and the Acquiror. The Contributor shall be entitled to all income and responsible for all expenses accrued for the period up to but not including the date of Closing, and the Acquiror shall be entitled to all income and responsible for all expenses for the period of time from, after and including the date of Closing. Only adjustments for real estate taxes shall be shown on the settlement statements (with such supporting documentation as the parties hereto may require being attached as exhibits to the settlement statements) and shall increase or decrease (as the case may be) the amount payable by the Acquiror pursuant to Section 2.4. All other such adjustments shall be made by separate agreement between the parties and shall be payable by check or wire directly between the parties. Without limiting the generality of the foregoing, the following items of income and expense shall be so allocated as of Closing:

                   (a) Current and prepaid rents, including, without limitation, prepaid room receipts, function receipts and other reservation receipts.

                   (b)    Real estate and personal property taxes.

                   (c) Amounts paid under the Operating Agreements to be assigned to and assumed by the Acquiror.

                   (d) Utility charges (including but not limited to charges for water, sewer and electricity).

                   (e) Wages, vacation pay, pension and welfare benefits and other fringe benefits of all persons employed at the Property who the Acquiror elects to employ.

                   (f) Value of fuel stored on the Property at the price paid for such fuel by the Contributor, including any taxes.

                   (g) All prepaid reservations and contracts for rooms confirmed by Contributor prior to the Closing Date for dates after the Closing Date, all of which Acquiror shall honor.

                   (h) The Tray Ledger, which shall be equally divided between the parties.

         The Contributor shall be required to pay all sales and use taxes and similar impositions relating to the conduct of business at the Property currently through the date of Closing, but excluding those arising from the Contribution.

         Acquiror shall not be obligated to collect any accounts receivable or revenues, which Acquiror or its Affiliate has not purchased from Contributor, accrued prior to the Closing Date for Contributor, but if Acquiror collects same, such amounts will be promptly remitted to Contributor in the form received.

         If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills or tax bills), the parties shall allocate such income or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable income or expense. Any income received or expense incurred by the Contributor or the Acquiror with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due.

         Acquiror is assuming, pursuant to Section 2.4(b)(i), accrued but unpaid interest on the Mortgage Note; such amount shall not be pro-rated for income or expense purposes.


                                  ARTICLE VII
                             POST CLOSING COVENANTS

         7.1 Taxable Sale of Real Property. The Acquiror agrees that, as long as any of (i) the Contributor, (ii) a partner of the Contributor or (iii) a Permitted Transferee holds either any of the Preferred Partnership Units issued to the Contributor on the Closing Date or any of the Common Partnership Units that were received by such persons as a result of the conversion of such Preferred Partnership Units, for a period of five (5) years after the First Closing, the Acquiror will not dispose of the Real Property in a transaction that would result in the allocation of taxable income or gain by the Acquiror to any of such persons under Section 704(c) of the Code. "Permitted Transferees" are those persons who received from the Contributor or a partner thereof, and at the relevant time retain, a carryover tax basis, in whole or in part, in either Preferred Partnership Units or Common Partnership Units into which the Preferred Partnership Units were converted. The Acquiror further agrees that, if the Contributor, the DeBoer Affiliated Partnerships, any of their partners (or their Permitted Transferees) hold at least 40% of the Preferred Partnership Units issued to any of the DeBoer Affiliated Partnerships, during the period beginning 5 years after the First Closing and ending 10 years after the First Closing, the Acquiror will not dispose of the Real Property in a transaction that would result in the allocation of taxable income or gain by the Acquiror to the Contributor or its partners under Section 704(c) of the Code. If the Acquiror disposes of the Real Property in violation of the foregoing covenant, and notwithstanding such prohibition, then in such event the Acquiror shall pay to the Contributor, Contributor's partners, or its Permitted Transferees the amount of federal and state taxes (together with any interest and penalties thereon) of the Contributor, its partners or Permitted Transferees attributable to such Code Section 704(c) allocation.

         7.2 Maintaining Debt Levels. The Acquiror agrees that, for a period of 10 years following the First Closing, the Acquiror will maintain indebtedness (above and beyond amounts guaranteed by William J. Hamrick and any other guarantors) (the "Required Indebtedness") in an amount equal to the lesser of: (A) $45,000,000 or (B) the aggregate negative capital account balances of the DeBoer Affiliated Partnerships from which the Acquiror acquires Residence Inn Hotels pursuant to this Agreement or the Other Contribution Agreements. The indebtedness will be structured so that the Guaranteed Amount, as that term is defined in the Guaranty Agreement, will be considered an amount at risk for purposes of Section 465 of the Code. The Required Indebtedness shall be further reduced to the extent that the Contributor, its Partners or their Permitted Transferees redeem in whole or in part, their Preferred Partnership Units in exchange for REIT shares, redeem their Preferred Partnership Units in full for cash, or otherwise dispose of some or all of their Preferred Partnership Units (other than by a conversion to Common Partnership Units) or die (the Preferred Partnership Units that are so redeemed, disposed of, or held by transferees of deceased holders are referred to as "Stepped-Up Basis Units"). In such a case, the Required Indebtedness shall be reduced by an amount equal to the original Required Indebtedness prior to any reduction multiplied by a fraction equal to (i) the aggregate negative capital account balances of the partners of Contributor listed on Exhibit C to the Guaranty Agreement (the "Initial Negative Capital Accounts") minus the aggregate negative capital balances associated with the Stepped-Up Basis Units redeemed or transferred immediately prior to the reduction of the Required Indebtedness, divided by (ii) the Initial Negative Capital Accounts. If the Acquiror fails to maintain such level of debt, then the Acquiror shall pay to the Contributor, its partners, or its Permitted Transferees the amount of federal and state income taxes (together with interest and penalties) of the Contributor, its partners, or its Permitted Transferees which are created by the reduction in debt. To the extent at the end of the ten (10) year period Acquiror has debt not otherwise guaranteed, Acquiror, to the extent permitted by lender, will permit Contributor, its partners, or its Permitted Transferees to guarantee such debt (or to enter into reimbursement agreements with the Innkeepers Party to whom such debt is recourse, if any); provided, however, that nothing contained herein shall prevent Acquiror from incurring, retiring, repaying, or prepaying such debt at any time after such ten (10) year period.

         7.3 Guaranty of Debt. The Contributor and the Approved Investors shall have the option to personally guarantee debt of the Acquiror (above and beyond the debt guaranteed by William J. Hamrick) pursuant to the Guaranty Agreement. The Guaranty Agreement shall provide for the executing partners and the Contributor to guarantee an amount up to their respective negative capital accounts at the Closing Date not to exceed an aggregate amount of $45,000,000 in principal for all DeBoer Affiliated Partnerships and all partners therein. The Guarantors shall guarantee a maximum of $45,000,000 of Acquiror debt, superior only to the preexisting guaranty of William J. Hamrick. Section 9 of the Guaranty Agreement is intended to permit Acquiror and Lender to make the modifications to the Loan Documents permitted thereby without the consent of the Guarantors. Except as specifically permitted therein, Acquiror shall make no other changes to the Loan Documents without first giving notice to the Guarantors of such proposed changes and obtaining either the Guarantors' waiver of any defenses created thereby or reaffirmation of the guaranty.

         7.4 Tax Elections. Acquiror shall make an election under section 704(c) of the Code to allocate the tax items arising from the ownership of the Property, including the items of depreciation, amortization, and gain or loss under the "traditional method" as provided in Treasury Regulation 1.704-3(b).

         7.5 Re-election of Board Member. The Board of Trustees of Innkeepers shall renominate Jack P. DeBoer to the Board of Trustees of the REIT and support his election by shareholders as long as he continues to own directly or indirectly 25% of the Preferred Partnership Units received directly or indirectly by him at Closing under the Other Contribution Agreements (including REIT Shares into which such Preferred Shares are redeemable), (i) in the absence of acts or failures to act (other than, without more, participation by Mr. DeBoer and his affiliates in the hotel business) by Mr. DeBoer which the Board unanimously decides are detrimental to the REIT and as a result of which the Board makes a unanimous good faith determination that it cannot nominate him or support his nomination or (ii) unless he is otherwise legally disqualified from serving as a trustee.

         7.6 Timely Filing of SEC Filings. Innkeepers will maintain its qualification to use shelf registration statements to register Common Shares issuable upon the redemption of Preferred Partnership Units in accordance with the Redemption and Registration Rights Agreement.

         7.7 Book Capital Accounts. The initial book capital account of Contributor to be reflected on the partnership books and records of Acquiror shall be the face amount of the Preferred Partnership Units.

         7.8 Release of Mortgage Note. The Acquiror shall indemnify and hold harmless Contributor from all liability under the Mortgage Note.

         7.9 Contributor's Financing. Each of the DeBoer Affiliated Partnerships (including Contributor) (or Jack P. DeBoer, to the extent distributed to him) shall be entitled to pledge the Preferred Partnership Units received under this Agreement and the Other Contribution Agreements provided that the following conditions are satisfied: (i) the principal amount of loan secured by the pledged Preferred Partnership Units shall not be more than 60% of the face value of such pledged Preferred Partnership Units, (ii) the principal amount of the loan secured by the Preferred Partnership Units shall not be more than $7,500,000, (iii) a mechanism, acceptable to both the DeBoer Affiliated Partnerships (including Contributor) (or Mr. DeBoer, as the case may be) and the Acquiror, shall be established that ensures that all distributions on the pledged Preferred Partnership Units are applied first to make payments of accrued interest and principal on the loan, and (iv) the pledgor of the Preferred Partnership Units pledged to secure the loan shall not transfer or redeem such units while the loan remains outstanding.

         7.10 Preferred Partnership Units. The Contributor shall not distribute or transfer the Preferred Partnership Units for at least six (6) months and thereafter only in accordance with the terms of this Agreement or the Acquiror's Second Amended Partnership Agreement.


                                  ARTICLE VIII
                           CONDEMNATION; RISK OF LOSS

         8.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Contributor shall give written notice thereof to the Acquiror promptly after the Contributor learns or receives notice thereof. If all or any part of the Real Property is, or is to be, so condemned or sold, the Acquiror shall have the right to terminate this Agreement pursuant to Section 9.4. If the Acquiror elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Acquiror at Closing.

         8.2 Risk of Loss. The risk of any loss or damage to the Property prior to the Closing shall remain upon the Contributor. If any such loss or damage occurs prior to Closing, the Acquiror shall have the right to terminate this Agreement pursuant to Section 9.4. If the Acquiror elects not to terminate this Agreement, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Acquiror at Closing.


                                   ARTICLE IX
           LIABILITY OF ACQUIROR; INDEMNIFICATION; TERMINATION RIGHTS

         9.1 Liability of Acquiror. Except for any obligation expressly assumed or agreed to be assumed by the Acquiror hereunder, the Acquiror does not assume any obligation of the Contributor or any liability for claims arising out of any occurrence prior to Closing.

         9.2       Indemnification by Contributor. Subject to the provisions of
Section 10.10, the Contributor hereby indemnifies and holds the Acquiror harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees), net of any insurance proceeds, income tax benefits, or other benefits or recoveries, that may at any time be incurred by the Acquiror, whether before or after Closing, as a result of any breach by the Contributor of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by the Contributor pursuant hereto to the extent claims of the Acquiror arising under such breaches exceed in the aggregate $500,000. If the Contributor makes a distribution to its partners of Preferred Partnership Units during the time period set forth in Section 10.10(a)(ii) hereof, then for such period only the liability of the partners of Contributor shall be joint and several to the extent the loss exceeds the assets of Contributor, but shall be limited to the value of the Preferred Partnership Units thus distributed. After that time the liability of Contributor's partners shall be several in proportion to the aggregate amount of Preferred Partnership Units each such partner receives for the Property being contributed pursuant to this Agreement, as compared to the total amount of

Preferred Partnership Units being received by Contributor to the extent such Preferred Partnership Units have been distributed. The liability of Contributor under this Agreement shall be limited to the sum of the value of Preferred Partnership Units received by Contributor under this Agreement and the liability of each partner shall be its prorata share of such Preferred Partnership Units to the extent received by such partner. For purposes of this paragraph, the Preferred Partnership Units shall be deemed to have a fair market value equal to the face value. All indemnification obligations of the partners under this Article IX may be satisfied by payment in Preferred Partnership Units (or Common Partnership Units or REIT Shares, if converted) which will be deemed to have the same value on the payment date as the value of the Preferred Partnership Units on the Closing Date.

         9.3 General Indemnification by Acquiror. Subject to the provisions of Section 10.10, the Acquiror hereby indemnifies and holds the Contributor harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees), net of any insurance proceeds, income tax benefits, or other benefits or recoveries, that may at any time be incurred by the Contributor, whether before or after Closing, as a result of any breach by the Acquiror of any of its representations, warranties, covenants or obligations set forth herein or in any other document delivered by the Acquiror pursuant hereto, other than the representation set forth in Section 4.22 hereof regarding the tax consequences of the transaction to the Contributor and its partners who execute the Guaranty Agreement, the liabilities agreed to be assumed by the Acquiror, include the Mortgage and accounts payable, and Post Closing Covenants of Acquiror pursuant to Article VII, to the extent claims of the Contributor arising under such breaches exceed in the aggregate $500,000.

         9.4 Tax Indemnification by Acquiror. (a) Subject to Section 10.10(b)(ii), the Acquiror hereby agrees to indemnify and hold the partners of the Contributor who execute the Guaranty Agreement (each, a "Partner," and in the aggregate, the "Indemnitees") harmless from and against any and all claims (each, an "Indemnifiable Claim") and the costs, penalties, interest, liabilities and expenses (including reasonable attorneys' fees) relating thereto, net of any other benefits or recoveries, that may be asserted against or incurred by any Indemnitee as a result of any breach by the Acquiror of the representation set forth in Section 4.22 regarding the tax consequences of the transaction to the Contributor and the Indemnitees provided, however, that a Final

Determination (as defined below) pursuant to which the federal income tax liability of an Indemnitee was increased has occurred with respect to such Indemnifiable Claim or Claims; and provided, further, that the Acquiror shall not indemnify any Indemnitee with respect to the amount of any federal income tax liability that such Indemnitee would have incurred irrespective of any breach by the Acquiror of the representation set forth in Section 4.22.

                   For purposes of this Section, the term "Final Determination" means (i) a final decision, judgment, decree or other order by any court of competent jurisdiction, (ii) any settlement agreement entered into in connection with any administrative or judicial proceeding, including, but not limited to, a closing agreement entered into under Section 7121 of the Code, or an IRS Form 870-AD, or (iii) notice from the Acquiror to the Contributor that any proposed adjustment or disallowance by the IRS will not be contested or protested.

                   (b) Audit Notice. The Contributor shall notify the Acquiror within thirty (30) days after it receives notice thereof if the IRS
(i) proposes to audit the 1996 tax return of the Contributor or any Indemnitee or (ii) proposes any adjustments to a tax return of the Contributor or any Indemnitee.

                   (c) Control of Proceedings. In the case of any audit or administrative or judicial proceeding involving an issue which would, upon a Final Determination, result in an indemnification obligation of the Acquiror under Section 9.4(a), the Acquiror or its Affiliate shall have the right to control such audit or proceeding at the Acquiror's (or its Affiliate's) cost. If the Acquiror opts to control any such audit or proceeding, the Acquiror shall notify the relevant Partner or Partners (each, an "Interested Party") promptly and periodically as to the status and material developments of such audit or proceeding, provide the Interested Parties with copies of all reports, notices and correspondence relating to such matters, and convey to the IRS all procedural requests made by the Interested Parties, unless any such request relates to the issue of the tax consequences of the transaction contemplated by this Agreement and is reasonably objectionable to the Acquiror's tax counsel. The Acquiror shall not enter into a settlement agreement relating to any issue not related to the tax consequences of the transaction contemplated by this Agreement which results in the imposition of any additional tax, interest or penalties on the Interested Parties unless (i) Acquiror obtains the consent of the Interested Parties or (ii) Acquiror pays the cost of such Settlement (including any future years' taxes resulting from such change). Each Interested Party and its counsel shall have the right, at its sole cost and expense, to be present at in all meetings with the IRS relating to any audit or proceeding described in this Section 9.4(c). Notwithstanding the foregoing, nothing in this Section 9.4(c) shall require the Acquiror to defend any audit of or proceeding against the Contributor or any Partner.

                   (d)    Costs. If any audit or proceeding described in
Section 9.4(c) results in a Final Determination which is favorable to the Interested Party or Parties, the Contributor, or to the extent the Contributor has distributed the Preferred Partnership Units to the Interested Parties, the Interested Parties, shall reimburse the Acquiror for the reasonable costs and expenses (including reasonable legal and accounting fees but excluding any taxes, interest or penalties paid by the Acquiror) the Acquiror incurred in connection with the audit or proceeding on behalf of the Interested Parties.

         9.5 Termination by Acquiror. If any condition set forth herein or in any of the Contribution Agreements being simultaneously executed for the acquisition of the DeBoer Affiliated Partnership hotel properties cannot or will not be satisfied prior to Closing, or upon the occurrence of any other event that would entitle the Acquiror to terminate this Agreement and its obligations hereunder, and the Contributor fails to cure any such matter within ten (10) business days after notice thereof from the Acquiror, the Acquiror, at its option, may elect either (a) to terminate this Agreement, in which event the Deposit shall be forthwith returned to the Acquiror and all other rights and obligations of the Contributor and the Acquiror hereunder shall terminate immediately, or (b) to waive its right to terminate and, instead, to proceed to Closing. Notwithstanding any termination hereof, the parties shall nevertheless remain liable under Sections 3.20 and 4.13. If the Acquiror terminates this Agreement as a consequence of a knowing or wilful misrepresentation or breach of a warranty or covenant by the Contributor, or a wilful failure by the Contributor to perform its obligations hereunder, the Acquiror shall retain all remedies accruing as a result thereof. If the Acquiror terminates this Agreement because of the unwillingness or inability of the Contributor to cure a title defect, the Contributor will have no liability to the Acquiror hereunder beyond the return of the Deposit, less expenses set forth on Exhibit 6.4(c).

         9.6 Termination by Contributor. If, prior to Closing, the Acquiror defaults in performing any of its obligations under this

Agreement (including its obligation to acquire the Property), or any of its obligations under the Other Contribution Agreements, and the Acquiror fails to cure any such default within ten (10) business days after notice thereof from the Contributor, then the Contributor's sole remedy for such default shall be to terminate this Agreement, retain the Deposit and receive reimbursement of its expenses as discussed in Section 6.4(c). The Contributor and the Acquiror agree that, in the event of such a default, the damages that the Contributor would sustain as a result thereof would be difficult if not impossible to ascertain. Therefore, the Contributor and the Acquiror agree that the Contributor shall retain the Deposit as full and complete liquidated damages and as the Contributor's sole remedy.


                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

         10.2 Taking Title. The Acquiror may designate an Affiliate which is a partnership in which Acquiror owns at least 95% of the partnership interests to take title to the Property, without the consent of the Contributor. The Acquiror may not assign its rights hereunder without the prior written consent of the Contributor. The Contributor may not assign its rights hereunder without the prior written consent of the Acquiror.

         10.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         10.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

         10.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the State of Kansas, except those provisions relating to the Real Property, which shall be governed by the laws of the state where the Real Property is located, and except the Acquiror's Second Amended Partnership Agreement, which shall be governed by the laws of Virginia.

         10.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

         10.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         10.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.

If to the Contributor:    CONSOLIDATED HOLDINGS, INC.
                          Lakepoint Office Park
                          9342 East Central
                          Wichita, KS 67206
                          Attn: Mr. Greg Kossover
                          Fax: 316/634-0677
         with a copy to:  Foulston & Siefkin, L.L.P.
                          700 Fourth Financial Center
                          100 N. Broadway
                          Wichita, KS 67202
                          Attn: Harvey R. Sorensen, Esq.
                          Fax: 316/267-6345

If to the Acquiror:       INNKEEPERS USA LIMITED PARTNERSHIP
                          306 Royal Poinciana Way
                          Palm Beach, FL 33480
                          Attn: Mr. Jeffrey H. Fisher
                          Fax: 407/835-0457

         with a copy to:  Hunton & Williams
                          1900 K Street
                          Suite 1200
                          Washington, DC 20006
                          Attn: John M. Ratino, Esq.
                          Fax: 202/778-2201

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

         10.9 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

         10.10 Survival. (a) The representations, warranties, and covenants of Contributor contained in this Agreement shall survive the Closing only to the limited extent provided herein:

                          (i)     Representations, warranties, and covenants as
to the title to the Real Property shall be merged with the Deed and shall not survive delivery of the Deed.

                          (ii)    All other representations, warranties, and
covenants, except those related to the tax opinion in Section 3.31, shall survive until six (6) months after the Closing Date.

                          (iii)   The representations, warranties, and
covenants related to the tax opinion in Section 3.31 shall survive the Closing and continue until all applicable statutes of limitations for state and federal income taxes (including extensions and waivers thereof) have elapsed.

                          (iv)   All post-Closing covenants shall survive until
they expire by their terms.

                          (v)    Any pre-condition to Closing shall be deemed
satisfied and waived if Closing occurs unless the parties otherwise agree in writing.

                   (b) The representations, warranties, and covenants of Acquiror contained in this Agreement shall survive the Closing only to the limited extent provided herein:

                          (i)    All representations, warranties, and covenants
contained in this Agreement, except those related to the tax consequences of the transaction to Contributor and its partners, shall survive until six (6) months after the Closing Date.

                          (ii)   The representations, warranties, and covenants
related to the tax consequences of the transaction to Contributor and its partners shall survive the Closing and continue until all applicable statutes of limitation for state and federal income taxes (including extensions and waivers thereof) have lapsed.

                          (iii)  All post-Closing covenants shall survive until
they expire by their terms.

                          (iv)   Any pre-condition to Closing shall be deemed
satisfied and waived if Closing occurs unless the parties otherwise agree in writing.

                   (c) Nothing herein is intended to modify or limit the obligations of any of the Innkeepers under the Securities Act.

         10.11 Further Assurances. The Contributor and the Acquiror each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

         10.12 Time of Essence. Time is of the essence with respect to every provision hereof.

         10.13 Confidentiality. Until the Acquiror elects to proceed to Closing under Section 2.3, the Contributor, the Acquiror, and their representatives, including any brokers or other professionals representing the Contributor or the Acquiror, shall keep the existence and terms of this Agreement strictly confidential, and shall issue no press release relating to it, except to the extent disclosure is compelled by law or the Acquiror is compelled to respond to a rumor in the marketplace, and then only to the extent of such compulsion. If, however, a registration statement is filed by the REIT with the SEC prior to the Closing Date, then the substance of this transaction may be disclosed in such registration statement.

         IN WITNESS WHEREOF, the Contributor and the Acquiror have caused this Agreement to be executed in their names by their respective duly-authorized representatives.


                    [Signatures Continued on Following Page]

                                CONTRIBUTOR:

                                DENVER DOWNTOWN RESIDENCE ASSOCIATES,
                                L.P., a Kansas limited partnership



                                By: /s/ Jack P. DeBoer
                                   ---------------------------------------
                                   Jack P. DeBoer, General Partner



                                ACQUIROR:

                                INNKEEPERS USA LIMITED PARTNERSHIP, a
                                Virginia limited partnership

                                By:  Innkeepers Financial Partnership, a
                                     Virginia limited partnership, it sole
                                     general partner


                                     By:  /s/ Jeffrey S. Fisher
                                         ---------------------------------
                                     Name: Jeffrey H. Fisher
                                          --------------------------------
                                     Title: President
                                           -------------------------------
                                REIT:

                                INNKEEPERS USA TRUST,
                                a Maryland Real Estate Investment Trust


                                By: /s/ Jeffrey H. Fisher
                                    --------------------------------------
                                Name: Jeffrey H. Fisher
                                     -------------------------------------
                                Title: Chairman of the Board and President
                                      ------------------------------------

                                   EXHIBIT A

                            LAND - Legal Description

                               __________________


                                   EXHIBIT B

                              OPERATING AGREEMENTS

                               __________________


                                   EXHIBIT C

                     CONTRIBUTOR'S ORGANIZATIONAL DOCUMENTS

                               __________________


                                   EXHIBIT D

                                    MORTGAGE

                               __________________


                                   EXHIBIT E

                                 MORTGAGE NOTE

                              ___________________


                                   EXHIBIT F

                        AUTHORIZED CAPITAL EXPENDITURES

                              ___________________


                                   EXHIBIT G

                            TITLE POLICY EXCEPTIONS

                              ___________________

                                MASTER ADDENDUM
                               TABLE OF CONTENTS


Item No.
--------
     1.       Acquiror's Second Amended Partnership Agreement

     2.       Redemption and Registration Rights Agreement

     3.       Guaranty Agreement

     4.       Representation Letter

     5.       Organizational Documents

     6.       Innkeepers Lease

     7.       Hunton & Williams Tax Opinion